Exhibit 10.1

ACQUISITION AGREEMENT

DATED AS OF JULY 26, 2011

BY AND AMONG

INSITUFORM TECHNOLOGIES, INC.,

INFRASTRUCTURE GROUP HOLDINGS, LLC,

FIBRWRAP CONSTRUCTION SERVICES, INC.,

FIBRWRAP CONSTRUCTION SERVICES USA, INC.,

0916268 B.C. LTD.,

FYFE GROUP, LLC,

R.D. INSTALLATIONS INC.,

FIBRWRAP CONSTRUCTION, INC.,

FIBRWRAP CONSTRUCTION, L.P.,

FIBRWRAP CONSTRUCTION CANADA LIMITED

FYFE HOLDINGS, LLC

AND

THE MEMBERS OF FYFE GROUP, LLC

i

TABLE OF CONTENTS
Section 4.8	Material Contracts	32
Section 4.9	Intellectual Property and Technology	33

ARTICLE V
Representations and Warranties of the ITI Entities

Section 5.1	Organization of the ITI Entities	49
Section 5.2	Authorization of Transaction	49
Section 5.3	Non-contravention	49
Section 5.4	Litigation	50
Section 5.5	Experience; Investment Intent	50
Section 5.6	Brokers’ Fees	50
Section 5.7	No Other Representations or Warranties	50

ARTICLE VI
Pre-Closing Covenants; Certain Post-Closing Covenants

Section 6.1	General	51

TABLE OF CONTENTS
ARTICLE X
Termination

Section 10.1	Termination of Agreement	77
Section 10.2	Termination Fee; Effect of Termination	77

List of Schedules
Schedule No.	Name of Schedule
1.1	Permitted Liens
1.2	Contracts included in Sub 3 Assets
1.3	List of Financial Statements
2.2(b)	Excluded Contracts
2.6(a)	Target Working Capital Calculations
2.8	Allocation of Purchase Price
3.1	Authorization of Transaction
3.2	Non-contravention
4.1(a)-(b)	Organization; Related Entities
4.2	Authorization of Transaction
4.3	Non-contravention
4.4(a), (c)	Subsidiaries and Affiliates
4.5	Sufficiency of Assets
4.6(a), (c), (e)-(g)	Certain Assets
4.7(a)-(r)	Real Property
4.8	Material Contracts
4.9(a)-(e)	Intellectual Property
4.10	Inventory Matters
4.11(a)	Top 20 Customers and Suppliers
4.11(b)	Customer and Supplier Matters
4.12(a)-(b)	Warranties
4.14	Financial Statement Exceptions
4.15	Absence of Changes
4.16	Employees
4.17	Labor Issues
4.18	Benefit Plans
4.19	Litigation
4.20	Compliance with Laws
4.21(a)	Business Governmental Approvals
4.21(b)	Business Governmental Approval Issues
4.21(c)	Applications for Governmental Approvals
4.22	Environmental Matters
4.23	Taxes
4.24	Insurance
4.25	Accounts Receivable Matters
4.26	Transactions with Affiliates
5.2	ITI Entities Required Governmental Approvals
6.8	Procedures to Correct 401(k) Plan Deficiencies
6.8(l)	Transaction Bonuses
8.1(o)	Leases to be Terminated

v

List of Exhibits
Exhibit	Name of Exhibit
A	Form of Transitional Services Agreement

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is entered into as of July 26, 2011 (“Effective Date”), by and among Insituform Technologies, Inc., a Delaware corporation (“Insituform”), Infrastructure Group Holdings, LLC, a Delaware limited liability company (“ITI Sub 1”), Fibrwrap Construction Services, Inc., a Delaware corporation (“ITI Sub 2”), Fibrwrap Construction Services USA, Inc., a Delaware corporation (“ITI Sub 3,”) and 0916268 B.C. LTD., a Canadian corporation (“ITI Sub 4”  and together with Insituform, ITI Sub 1, ITI Sub 2 and ITI Sub 3 each an “ITI Entity” and collectively, the “ITI Entities”), Fyfe Group, LLC, a Delaware limited liability company (“Fyfe Group”), R.D. Installations Inc., a California corporation (“RD Installations”), Fibrwrap Construction, Inc., a California corporation (“FCI”), Fibrwrap Construction, L.P., a Delaware limited partnership (“FCLP”), Fyfe Holdings, LLC, a Delaware limited liability company (“Fyfe Holdings”) Fibrwrap Construction Canada Limited, a Canadian corporation (“Fibrwrap Construction Canada” and together with Fyfe Group, RD Installations, FCI, FCLP and Fyfe Holdings, each a “Seller” and collectively, the “Sellers”), Edward R. Fyfe, in his individual capacity (“Ed Fyfe”), Fyfe-Carr Corporation, a California corporation (“Fyfe-Carr”), Edward R. Fyfe and Rolande Dalati Fyfe, Trustees of the Edward R. Fyfe and Rolande Dalati Fyfe Family Trust a/k/a the Fyfe Family Trust (“Fyfe Family Trustees”), Edward R. Fyfe, Trustee the Fyfe Irrevocable Grantor’s Trust U.D.T. Dated December 18, 2008 (“Fyfe Irrevocable Trustee”), Robert Fyfe, Trustee of the Robert J. Fyfe 2008 Irrevocable Trust (“Robert Fyfe Trustee”), Heath Carr, Trustee of the Heath Carr 2008 Irrevocable Trust (“Heath Carr Trustee”) and in his individual capacity (“Heath”), Bison Capital Equity Partners II-A, L.P., a Delaware limited partnership (“Bison II-A”) and Bison Capital Equity Partners II-B, L.P., a Delaware limited partnership (“Bison II-B,” and together with FCI, Fyfe-Carr, Fyfe Family Trustees, Fyfe Irrevocable Trustee, Robert Fyfe Trustee, Heath Carr Trustee, Heath and Bison II-A, each a “Fyfe Member,” and collectively, the “Fyfe Members”).  The ITI Entities, the Sellers and the Fyfe Members are collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, Fyfe Members own all of the issued and outstanding limited liability company membership interests in Fyfe Group; and

WHEREAS, Insituform, through ITI Sub 1, ITI Sub 2, ITI Sub 3 and ITI Sub 4, wishes to purchase from the Sellers certain assets and liabilities, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
Definitions

“4.4(a) Rep” means the representations set forth in Section 4.4(a) as they relate to the North American Subsidiaries.

“Acquired Foreign Entity” has the meaning set forth in Section 2.5(c).

“Acquisition Date” has the meaning set forth in Section 2.5(c).

“Acquisition Transaction” has the meaning set forth in Section 6.6(a).

“Affiliate” of a Person means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with that first Person.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means the following agreements to be entered into between the ITI Entities, Sellers and/or Key Employees, as applicable, as of the Closing: the Escrow Agreement, the Assignment Agreements, the Standstill Agreement, the Transitional Services Agreement and the New Employment Agreements.

“Antitrust Laws” has the meaning set forth in Section 6.4.

“Asset/Liability Transfer” has the meaning set forth in Section 6.9(a).

“Assigned Contracts” has the meaning set forth in Section 2.1(b)(i)(D).

“Assignment Agreements” has the meaning set forth in Section 8.1(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Base Amount” has the meaning set forth in Section 2.4(b).

“Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, salary continuation, retention, change-in-control, or termination pay, hospitalization or other medical, welfare benefits, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by any Person for the benefit of its employees.

“Bison II-A” has the meaning set forth in the preface above.

“Bison II-B” has the meaning set forth in the preface above.

“Bison Parties” means Bison II-A and Bison II-B.

“Bodily Injury” means physical injury, sickness, disease, mental anguish, fear or emotional distress sustained by any person, including death resulting there from.

“Business” means the development, production, sale and installation of fiber reinforced polymer composite systems for infrastructure projects and the condition assessment of such infrastructure.

 “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable Law or executive Order to close or are otherwise generally closed.

“Business Governmental Approvals” has the meaning set forth in Section 4.21(a).

“Business Insurance Policies” has the meaning set forth in Section 4.24.

“Cash” means cash, cash equivalents, certificates of deposit and marketable securities less outstanding checks and plus deposits in transit.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and the rules and regulations promulgated thereunder, as amended.

“Claim” means any and all Liabilities, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, Liens, charges, Orders, dues, assessments, Taxes and Proceedings of whatever kind and nature and all costs and expenses relating thereto, including fees and expenses of counsel, accountants and other experts, and other expenses of investigation and litigation.

“Cleanup” means all actions required to (a) identify, investigate, contain, characterize, cleanup, monitor, remove, remediate, transport, treat or otherwise address any Hazardous Substances present in the Environment, (b) prevent the Release of Hazardous Substances into the Environment so that they do not migrate, endanger or threaten to endanger public health or welfare or the Environment, (c) perform pre-remedial studies and investigations and post remedial monitoring and care, or (d) respond to any government directives, orders, requests for information or other documents in any way relating to investigation, cleanup, removal, treatment, monitoring or remediation of Hazardous Substances in the Environment.  The term includes, but is not necessarily limited to, the definitions of “removal,” “remedial action,” and “respond” as set forth in CERCLA, 42 U.S.C. § 9601 (23), (24) and (25), as amended, and “corrective action” as used in the Resource Conservation and Recovery Act, 42 U.S.C. § 6928(h), as amended.

“Cleanup Costs” means all costs, fees, expenses (including attorneys’ fees and expenses), settlements, judgments, fines, penalties and other remuneration incurred for Cleanup, including response costs incurred and oversight fees imposed or assessed by any Governmental Authority with jurisdiction over the Cleanup.

“Closing” has the meaning set forth in Section 2.9.

            “Closing Date” has the meaning set forth in Section 2.9.

“Closing Pay-Offs” has the meaning set forth in Section 2.4(b).

“Closing Working Capital” has the meaning set forth in Section 2.6(a).

“Closing Working Capital Report” has the meaning set forth in Section 2.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.2(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 13, 2010, between Insituform and Fyfe Group.

“Consent” means any consent, approval, waiver or authorization of a Person, including any Governmental Approval.

“Contract” means any agreement, contract, obligation, promise, or undertaking, whether written or oral and whether express or implied, that is legally binding.

“Control” means the power to direct, or cause the direction of, directly or indirectly, the management or policies of the specified Person, whether through the ownership of more than 50% of the voting equity ownership of such Person (or securities convertible or exchangeable into more than 50% of such voting equity ownership interest), by Contract or otherwise.

“Designated Period” has the meaning set forth in Section 6.3.

“DOJ” means the United States Department of Justice.

“Ed Fyfe” has the meaning set forth in the preface above.

“Effective Date” has the meaning set forth in the preface above.

“Employee” means an employee of any North American Company.

“Employment Agreement” means a Contract of a North American Company with or addressed to any current or former Employee pursuant to which any Person has any actual or contingent Liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, wetlands, groundwater, sediments, drinking water supply, ambient air, plants, wildlife, animals and natural resources.  The term also includes indoor air, structures and building materials to the extent regulated under Environmental Laws.

      “Environmental Claim” means a claim or demand by, or notice from, a third party, including any Governmental Authority, Person or citizens’ group, seeking a remedy or alleging Liability or responsibility for or with respect to any Environmental Condition or violation of or Liability under Environmental Law or Environmental Permits, whether due to negligence, strict Liability or otherwise.  The term includes administrative investigations, hearings and proceedings, court actions, arbitrations, orders, notices of violation, notice of potential responsibility, claims, actions (including contribution actions), demands and notices by third parties for or with respect to Bodily Injury, Environmental Property Damage, Cleanup, Cleanup Costs and violations of Environmental Laws, regardless of whether the claim at issue is false, fraudulent or has no basis in fact and regardless of whether the party against who the claim is asserted has a legal or equitable defense to such claim.

            “Environmental Condition” means the intentional or unintentional presence, Release, or Threatened Release of any Hazardous Substances in or into the Environment.  The term includes the presence of abandoned or closed containers, tanks or receptacles that contain or formerly contained Hazardous Substances and exposure or alleged exposure of the Environment, persons, or property to Hazardous Substances.

“Environmental Laws” means any federal, state or local statute, Law, regulation, rule,  ordinance, guidance document and policy statement dealing with the pollution or protection of the Environment and natural resources, including indoor and ambient air, and includes, but is not necessarily limited to CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“Environmental Permits” means any authorizations, licenses, permits, plans or registrations required by or issued pursuant to any Environmental Law by any Governmental Authority in connection with activities and operations at a Facility and on any real property.

“Environmental Property Damage” means physical damage, injury to or destruction of tangible real property or personal property or the Environment.

“Equity Securities” of any Person means (a) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (c) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, and (d) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended.

“ERISA Affiliates” means with respect to any Person, any other Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, such first Person or any of its subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means an escrow agent selected by Sellers and approved by Insituform in its reasonable discretion prior to Closing.

“Escrow Agreement” means the Escrow Agreement in a form reasonable acceptable to the Parties and the Escrow Agent.

“Escrow Fund” has the meaning set forth in Section 2.4(a).

“Escrowed Purchase Price” has the meaning set forth in Section 2.4(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Facility” means buildings, plants and structures owned or leased by a North American Company.

“FCI” has the meaning set forth in the preface above.

“FCLP” has the meaning set forth in the preface above.

“Fibrwrap Construction Canada” has the meaning set forth in the preface above.

“Fibrwrap Europe” has the meaning set forth in Section 2.2(a).

“Fibrwrap LatinAmerica” has the meaning set forth in Section 2.2(a).

“Fibrwrap South Africa” has the meaning set forth in Section 2.2(a).

“Fibrwrap NC” means Fibrwrap Construction N.C., LLC, a Delaware limited liability company.

“Fibrwrap SE” means Fibrwrap Construction S.E., LLC, a Delaware limited liability company.

“Financial Statements” means (a) the combined financial statements of Fyfe Co., FCLP, Fibrwrap SE, Fibrwrap NC and Fibrwrap Construction Canada as of December 31, 2010 and the combined statement of operations and statements of owners’ equity and cash flows of such Persons for the year ended December 31, 2010, (b) any audited balance sheets of the North American Companies as of December 31, 2008, 2009 and 2010 and income statements and statements of cash flows of the North American Companies  for the three years ended December 31, 2010, (except to the extent any entity was not in existence or did not prepare financial statements during the applicable period) together with the notes thereto, and (c) the unaudited balance sheets of the North American Companies (other than Fyfe Group and Fyfe Holdings) as of May, 2011 and the income statements of the North American Companies for the five-month period then ended.  A list of the Financial Statements is set forth on Schedule 1.3.

“Financing Termination Fee” shall have the meaning set forth in Section 10.2(a).

“FTC” means the United States Federal Trade Commission.

“Foreign Entity” means any Person (a) which is organized, formed or incorporated in a jurisdiction outside of the United States or Canada, and (b) in which any Seller or Ed Fyfe holds, directly or indirectly, any interest in the Equity Securities of such Person.

“Fundamental Representation” has the meaning set forth in Section 9.1.

“Fyfe BVI” has the meaning set forth in Section 2.2(a).

“Fyfe-Carr” has the meaning set forth in the preface above.

“Fyfe Co.” means Fyfe Co., LLC, a Delaware limited liability company.

“Fyfe Europe” has the meaning set forth in Section 2.2(a).

“Fyfe Family Trustees” has the meaning set forth in the preface above.

“Fyfe Group” has the meaning set forth in the preface above.

“Fyfe Holdings” has the meaning set forth in the preface above.

“Fyfe Indemnified Parties” has the meaning set forth in Section 9.3.

“Fyfe Irrevocable Trustee” has the meaning set forth in the preface above.

“Fyfe Latin America C.V.” has the meaning set forth in Section 2.2(a).

“Fyfe LatinAmerica S.A.” has the meaning set forth in Section 2.2(a).

“Fyfe Member” has the meaning set forth in the preface above.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time and consistently applied through the periods involved.

“Governmental Approval” means any grant, credit, concession, Permit, ruling, Order, tariff or rate of, filing or registration with, or declaration, report or notice to, any Governmental Authority required under any applicable Law (including any Environmental Permit).

“Governmental Authority” means any national, state, regional, county, municipal, local or foreign court, arbitral tribunal, agency, board, bureau or commission or other governmental or other regulatory authority or instrumentality.

“Hazardous Substances” means any solid, liquid, gaseous or thermal pollutant, element, chemical, compound, irritant, substance, vapor or waste regulated as a “contaminant,” “hazardous material,” “hazardous substance,” “hazardous waste” or “pollutant” under any applicable Environmental Law, including but not necessarily limited to: explosives, radioactive materials, mold, solid waste, hazardous waste, asbestos-containing material, polychlorinated biphenyls, pesticides, lead-based paint, petroleum, petroleum-based products and constituents thereof, radiation, noise, and any other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental Law.

“Heath” has the meaning set forth in the preface above.

“Heath Carr Trustee” has the meaning set forth in the preface above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Indemnity Notice” has the meaning set forth in Section 9.5(f).

“Independent Accountant” means a nationally recognized public accounting firm that does not currently represent any ITI Entity, Seller or Fyfe Member in any substantial capacity.

“Insituform” has the meaning set forth in the preface above.

“Intellectual Property” means domain names and rights of any kind available (including with respect to Technology), under patent, trademark, service mark, utility model, copyright or trade secret Law or any other statutory provision or common law doctrine in the United States or other country, irrespective of whether such rights are registered, and including without limitation, utilization rights.

“Inventory” means inventory held for sale and all raw materials, work in process and finished products, including such as are located at the Facilities and any of the foregoing located at any third party warehouse or storage location.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“ITI Entities” has the meaning set forth in the preface above.

“ITI Indemnified Parties” has the meaning set forth in Section 9.2.

“ITI Sub 1” has the meaning set forth in the preface above.

“ITI Sub 2” has the meaning set forth in the preface above.

“ITI Sub 3” has the meaning set forth in the preface above.

“ITI Sub 4” has the meaning set forth in the preface above.

“Key Employee” has the meaning set forth in Section 6.8(g).

“Know-How” means proprietary trade secrets, formulae, invention records, specifications, quality control procedures, manufacturing processes and other know-how.

“Knowledge” means, with respect to an individual and a given fact or matter, that either (i) such individual is actually aware of such fact or matter, or (ii) a prudent individual in such individual’s position could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

“Knowledge” with respect to the ITI Entities for purposes of Section 6.7, shall mean the Knowledge of Lori Knudson, Roger Damon, Tod O’Donoghue and John Huhn.

“Knowledge of Sellers,” “Sellers’ Knowledge,” and similar phrases mean the Knowledge of any member, shareholder, director or officer of a Seller, including without limitation Edward R. Fyfe, Heath Carr, Rob Fyfe, Roxine Lukens, Douglas Trussler and Jason Alexander.

 “Law” means any federal, state, local or foreign statute, rule, code, regulation, ordinance, Order, Permit or directive of, or issued by, any Governmental Authority, including any Environmental Law.

“Lease” has the meaning set forth in Section 4.7(b).

        “Leased Real Property” means the real property and the buildings thereon which are leased or subleased by a North American Company.

“Liability” means any debt, liability or obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, deed of trust, lien, pledge, claim, charge, security interest, option, restriction, limitation, easement, title defect or other adverse claim of ownership or use, or other encumbrance of any kind, character or description, whether or not of record (including any deposit, conditional or installment sale, other title retention Contract or capital lease), any lease in the nature thereof, or any filing of, or agreement to give, any financing statement.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to (i) the assets, liabilities, results of operations, business, prospects or condition (financial or otherwise) of the North American Companies taken as a whole, except any such effect resulting from or arising in connection with (A) the execution or announcement of this Agreement, or (B) any change in the financial markets or general economic conditions generally affecting the industry in which the North American Companies operate, or (ii) the ability of the Fyfe Members or Sellers to consummate timely the transactions contemplated hereby.
“New Employment Agreements” means Employment Agreements with each Key Employee in forms reasonably acceptable to Insituform.

“NLRB” means the National Labor Relations Board.

“North American Company” means (a) any Seller, and (b) any Person which is organized, formed or incorporated in a jurisdiction within the United States or Canada and in which any Seller holds, directly or indirectly, any interest in the Equity Securities of such Person, including, without limitation, Fyfe Co., Fibrwrap NC, Fibrwarp SE and Specialized Fabrics.

“North American Subsidiaries” has the meaning set forth in Section 4.1(b).

“Order” means any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, determination, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of a Person, consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Closing Date” has the meaning set forth in Section 10.1(c).

“Party” has the meaning set forth in the preface above.

“Permit” means any permit, authorization, approval, registration, license, certificate, exemption, waiver or variance issued or granted by or obtained from any Governmental Authority.

“Permitted Liens” means:  (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith in accordance with applicable Law and for which adequate reserves have been recognized in the Financial Statements; (b) zoning, entitlement, building, land use and environmental Laws, ordinances, Orders, decrees, restrictions and conditions imposed by any Governmental Authority, provided no such Laws are being violated in any material respect by the current use or occupancy or ownership of the assets of the North American Companies subject thereto; (c) other imperfections of title or encumbrances with respect to the assets of the North American Companies which arise in the Ordinary Course of Business and do not materially detract from the value of or materially and adversely interfere with the present use of the assets of the North American Companies subject thereto or affected thereby; (d) purchase money Liens disclosed to the ITI Entities and Liens securing rental payments under lease arrangements; (e) Liens incurred in the Ordinary Course of Business in respect of pledges or deposits under workers’ compensation, unemployment insurance or social security laws or similar legislation, carriers, landlord’s, workmen’s, warehousemen’s, mechanic’s, laborer’s, materialmen’s or other similar Liens, if the obligations secured by such Liens are not delinquent; (f) Liens specifically reflected or reserved against in the Financial Statements; (g) Liens occurring as a result of surety bond obligations that the parties agree will remain in place on the Closing Date; and (h) such additional Liens as listed on Schedule 1.1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Property” means all machinery and other mobile and immobile equipment, tools, tooling, parts, spare parts (whether capitalized or depreciated); supply and packaging materials, any other supplies, stores, furniture, furnishings, personal property, vehicles, vessels, computers, materials and all other tangible personal property.

“Post-Closing Period” has the meaning set forth in Section 7.3(b).

“Pre-Closing Environmental Liabilities” means any accrued or unaccrued, absolute or contingent Claim, Liability (whether due to negligence, strict liability or otherwise), responsibility,  obligation or economic loss arising from or associated with (i) actual or alleged violations of or Liability under any existing or former lease or other contract, any Environmental Laws and any Environmental Permits, (ii) any Environmental Claims, (regardless of when asserted or initiated), and (iii) any Environmental Conditions at, on, under, or emanating to or from the Leased Real Property or any real property or assets formerly owned, leased, occupied or otherwise used for any purpose by a North American Company or any predecessor and/or the Business; in each case (i) through (iii) arising from facts, conditions or events first existing or first occurring on or before the Closing Date, whenever, however and by whomever the fact, condition, or event giving rise to any such Claim, Liability, responsibility or obligation is caused, and whether or not the fact, condition, event, Claim, Liability, responsibility or obligation is, at the time of this Agreement or the Closing Date, known, suspected or unknown, disclosed or undisclosed, latent or patent and whether or not arising pursuant to or in connection with any existing or future Environmental Law or common law.  The term includes, but is not limited to, any such Claim, Liability, responsibility, obligation or economic loss arising from or associated with (a) the transportation, treatment or disposal of Hazardous Substances by or on behalf of a North American Company at any time at any property; (b) the failure of a North American Company or its Affiliates to obtain and comply with any Environmental Permits; and (c) the exposure of the Environment, persons, or any real or personal property to Hazardous Substances.

“Pre-Closing Period” has the meaning set forth in Section 7.3(b).

“Proceeding” means any Claim, assertion, notice of Claim or assertion, complaint, action, litigation, suit, proceeding, formal investigation, inquiry, audit or review of any nature, civil, criminal, regulatory, administrative or otherwise, or any grievance, arbitration or arbitration demand.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchased Assets” means the Sub 1 Assets, the Sub 2 Assets, the Sub 3 Assets and the Sub 4 Assets.
“RD Installations” has the meaning set forth in the preface above.

“Records” means all books, books of account, engineering plans, designs, documents, records, drawings and similar record-keeping materials, regardless of the type of medium on which stored.

“Regulations” means the final and temporary Treasury Regulations promulgated under the Code.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaking, dispersing, depositing, injecting, escaping, leaching, disposing, migrating or dumping into the Environment, whether intentional or unintentional, foreseen or unforeseen.  The term also includes the abandonment or discarding of barrels, containers or closed receptacles containing or previously containing any amount of Hazardous Substances, or abandonment or speculative accumulation of any Hazardous Substance for recycling as well as the definition of “disposal” at 42 U.S.C. §6903(3). The term “Threatened Release” means a substantial likelihood of a Release which warrants action to prevent a Release or mitigate damage to the Environment which may result from such Release

“Relevant Competition Authorities” means (i) the relevant Governmental Authority with legal authority to make a decision pursuant to antitrust, competition or similar laws granting or refusing to consent to any merger or acquisition falling within its jurisdiction and within whose jurisdiction the transactions contemplated by this Agreement actually falls, and (ii) the relevant Governmental Authority in each jurisdiction in which additional mandatory filings may be required in connection with the transactions contemplated by this Agreement by reason of a change in legislation after the date of this Agreement.

“Representatives” has the meaning set forth in Section 6.6(a).

“Restricted Period” has the meaning set forth in Section 7.2(a).

“Robert Fyfe Trustee” has the meaning set forth in the preface above.

“Sellers” has the meaning set forth in the preface above.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Specialized Fabrics” means Specialized Fabrics, LLC, a limited liability company organized under the laws of the state of Washington.

“Standstill Agreement” has the meaning set forth in Section 2.5(d).

“Straddle Period” has the meaning set forth in Section 7.3(b).

“Sub 1 Assets” has the meaning set forth in Section 2.1(a).

“Sub 2 Assets” has the meaning set forth in Section 2.1(b).

“Sub 2 Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Sub 3 Assets” means those customer Contracts set forth on Schedule 1.2 and any other of the Purchased Assets which the ITI Entities identify prior to Closing will be transferred to ITI Sub 3.

“Sub 3 Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Sub 4 Assets” has the meaning set forth in Section 2.1(b).

“Sub 4 Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Target Working Capital” has the meaning set forth in Section 2.6(a).

“Tax” or “Taxes” means (i) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, earnings, net worth, unemployment insurance, Social Security, Medicare, excise, severance, transfer, value added, documentary, mortgage, registration, stamp, occupation, real or personal property, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, penalties, fines and other additions with respect thereto, imposed by any federal, territorial, state, provincial, local or foreign government; and (ii) any penalties, interest, fines or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Tax Return; and the term “Tax” shall mean any one of the foregoing Taxes (including, without limitation, any obligation in connection with a duty to collect, withhold or pay over any Tax, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any Liability as a transferee, or any Liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another Person).

“Tax Reporting Documentation” has the meaning set forth in Section 2.4(c).

“Tax Return” means collectively, (i) all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of any Taxes, including, without limitation, any amendments thereof; and (ii) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise or other Tax provision of federal, territorial, state, provincial, local or foreign Law, including, without limitation, any amendments thereof; and the term “Tax Return” means any one of the foregoing Tax Returns.

“Technology” means, collectively, designs, formulae, methods, techniques, ideas, data, improvements, inventions, Software and Know-How, and all recordings, graphs, drawings, reports, analyses and other writings embodying any of the foregoing, in any form whether or not specifically listed herein.

“Territory” has the meaning set forth in Section 7.2(a).

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Transaction Documents” means this Agreement, the Ancillary Agreements and the other agreements, instruments and documents delivered or caused to be delivered in accordance with ARTICLE VIII and such other documents and instruments of transfer or assignment that are reasonably requested by a Party to carry out the intent of the Parties hereunder or thereunder.

“Transferred Employees” has the meaning set forth in Section 6.8(b).

“Transitional Services Agreement” has the meaning set forth in Section 6.9(d).

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder, as amended.

“Working Capital Entities” means Fyfe Co., FCLP, Fibrwrap Construction Canada and Specialized Fabrics.

ARTICLE II
Purchase and Sale of Assets

Section 2.1      Purchase of Assets.

         (a)    Subject to the terms and conditions of this Agreement, at the Closing, those Sellers which have any right, title or interest in any of the Sub 1 Assets shall sell, assign, transfer, convey and deliver to ITI Sub 1, free and clear of all Liens, all of Fyfe Group’s right, title and interest in and to 100% of the Equity Securities of Fyfe Co (collectively, the “Sub 1 Assets”).

(b)    Subject to the terms and conditions of this Agreement, at the Closing those Sellers set forth below shall sell, assign, transfer, convey and deliver, free and clear of all Liens and Liabilities, other than Permitted Liens and the Assumed Liabilities, all right, title and interest in, to and under the following assets as the same shall exist on the Closing Date (collectively, with all assets transferred to ITI Sub 2, the “Sub 2 Assets,” and with all assets transferred to ITI Sub 4, the “Sub 4 Assets”):

         (i)     To ITI Sub 2, all of FCI’s right, title and interest in and to (A) all Intellectual Property and Technology of FCI, and (B) Contracts with customers of the Business, including without limitation those described on Schedule 2.2(b)(i) (the “FCI Contracts”), including all rights to receive goods and services purchased pursuant to such Contracts and to assert claims and take other actions in respect of breaches or other violations thereof, except to the extent related to Excluded Assets or Excluded Liabilities;

                    (ii)   FCLP shall transfer to ITI Sub 2, and Fibrwrap Construction Canada shall transfer to ITI Sub 4,  all the properties, assets, rights, business, claims and Contracts (other than Sub 1 Assets, Sub 3 Assets and Excluded Assets), of every kind and description, wherever located, real, personal or mixed, tangible or intangible, of such Sellers as the same shall exist on the Closing Date, including without limitation the following assets:

       (A)           All Facilities and the Leased Real Property;

       (B)           All Personal Property;

 (C)           All Inventory;

                   (D)           Subject to receipt of any required Consent, all right, title and interest of such Sellers in and under the Contracts of such Sellers (the “FCLP and Canada Contracts,” and together with the FCI Contracts, the “Assigned Contracts”), including all rights to receive goods and services purchased pursuant to such Contracts and to assert claims and take other actions in respect of breaches or other violations thereof, except to the extent related to Excluded Assets or Excluded Liabilities;

          (E)           All Records (subject in each case to the right of Sellers to retain copies of same for their use);

       (F)           All Intellectual Property;

       (G)           All Technology;

       (H)           All accounts receivable of Sellers, including intercompany receivables between a Seller, on the one hand, and any Foreign Entity, on the other hand, but not including those accounts and notes receivable listed as Excluded Assets in Section 2.2(i);

       (I)            All credits, prepaid expenses, deferred charges, advance payments and security deposits (other than those relating to Taxes);

       (J)            The list of Sellers’ customers and the potential customers with which any Seller is, as of the Closing, in discussions regarding future Contracts;

       (K)           All sales, promotional, advertising and other literature, catalogues, price lists and other sales-related materials (in any medium);

       (L)           All rights under express or implied warranties from third parties, except to the extent related to the Excluded Liabilities;

       (M)           Subject to the receipt of any required Consent and provided that the same capable of assignment to ITI Sub 2 or ITI Sub 4, as applicable, all Governmental Approvals held by Sellers that are used, required or necessary for the lawful ownership or operation of the Sub 2 Assets or the Sub 4 Assets, as applicable (including the Governmental Approvals (and applications therefor)) listed on Schedules 4.21(a) and 4.21(c), and the Environmental Permits listed on Schedule 4.22, and all certifications, registrations and similar rights, if any, held by Sellers that are capable of assignment and are necessary to allow ITI Sub 2 or ITI Sub 4, as applicable, to fulfill its obligations under Assigned Contracts;

       (N)           All goodwill; and

       (O)           All e-mail addresses, website addresses, domain names and Internet Universal Resource Locators and all telephone and telecopier numbers and post office boxes.

(c)   Subject to the terms and conditions of this Agreement, at the Closing, RD Installations and such other Sellers which have any right, title or interest in any of the Sub 3 Assets shall sell, assign, transfer, convey and deliver to ITI Sub 3, free and clear of all Liens and Liabilities, other than Permitted Liens and the Assumed Liabilities, all of its right, title and interest in, to and under the Sub 3 Assets.  To the extent that any Contracts are included in the Sub 3 Assets, such Contracts shall be deemed to be “Assigned Contracts.”

Section 2.2      Excluded Assets.    Except with respect to the purchase of Equity Securities in accordance with Section 2.1(a)(i) above, nothing in this Agreement will constitute or be construed as conferring on the ITI Entities, and no ITI Entity is acquiring, any right, title or interest in or to any of the following assets of Sellers (collectively, the “Excluded Assets”):

(a)   Any right, title and interest held by any Seller in and to the Equity Securities of any Person other than Fyfe Co. and Specialized Fabrics, including, without limitation the Equity Securities of FCI, FCLP, Fibrwrap Construction Canada, Fibrwrap SE, Fibrwrap NC, Fyfe Holdings, Fibrwrap South Africa (PTY) LTD, a limited company organized under the laws of South Africa (“Fibrwrap South Africa”), Fibrwrap Construction Europe Limited, a limited company organized under the laws of Cypress (“Fibrwrap Europe”), Fibrwrap Construction Latin America S.A., a company organized under the laws of Panama (“Fibrwrap LatinAmerica”), Fyfe Company Limited British Virgin Islands, a limited company organized under the laws of the British Virgin Islands (“Fyfe BVI”), Fyfe LatinAmerica S.A., a company organized under the laws of Panama (“Fyfe LatinAmerica S.A.”), Fyfe – Latin America S.A. DE C.V., a company organized under the laws of El Salvador (“Fyfe Latin America C.V.”), Fyfe Europe S.A., a company organized under the laws of Greece (“Fyfe Europe”).

(b)   Those assets and Contracts set forth on Schedule 2.2(b);

(c)   All Cash of Sellers;

(d)   Except to the extent expressly provided in Section 6.8(h) and Section 6.8(i), all rights of Sellers under, and all funds and property held in trust pursuant to, any Benefit Plan maintained or sponsored by a Seller or to which a Seller makes any contributions;

(e)   All insurance policies or insurance coverage of Sellers (or assumed coverage) and all refunds or proceeds related thereto;

(f)   All refunds, rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of any Seller or by Fyfe Group with respect to a North American Company or Foreign Entity;

(g)   All Tax Returns of Sellers;

(h)   The organizational documents, the minute and stock record books, the corporate seals and the accounting, Tax, litigation and insurance Records of Sellers; and

(i)   Any (i) intercompany receivable between a Seller, on the one hand, and any North American Company, on the other hand, to the extent not otherwise extinguished prior to Closing pursuant to Section 2.6(a), and (ii) any notes receivable of Sellers;

(j)   All other assets of Fyfe Group, FCI, Fyfe Holdings and RD Installations other than the assets expressly listed in Section 2.1.

For the avoidance of doubt, Section 2.1 and Section 2.2 do not list the assets of Fyfe Co. or Specialized Fabrics, as such assets are retained by such entities and only the Equity Securities of such entities are transferred to the ITI Entities.  Fibrwrap Holdings, although listed as a “Seller” for other purposes of this Agreement, is not conveying any assets to the ITI Entities on the Closing Date.  No assets of Fibrwrap SE or Fibrwrap NC are being sold pursuant to Section 2.1.

Section 2.3      Liabilities.

(a)   Assumed Liabilities. At the Closing, subject to the terms and conditions of this Agreement, including without limitation, ARTICLE IX of this Agreement, those Sellers which have any right, title or interest in any Sub 2 Assets shall assign, and ITI Sub 2 shall assume and agree to pay, perform and discharge: (i) all Liabilities of Sellers under any Assigned Contract included in the Sub 2 Assets that arise after the Closing Date; and (ii) current Liabilities related to the Sub 2 Assets to the extent accrued in the Closing Working Capital as finally determined pursuant to Section 2.6, which shall expressly include, without limitation, accruals for vacation benefits and bonuses with respect to Transferred Employees  (collectively, the “Sub 2 Assumed Liabilities”).   At the Closing, subject to the terms and conditions of this Agreement, including without limitation, ARTICLE IX of this Agreement, those Sellers which have any right, title or interest in any Sub 4 Assets shall assign, and ITI Sub 4 shall assume and agree to pay, perform and discharge: (i) all Liabilities of Sellers under any Assigned Contract included in the Sub 4 Assets that arise after the Closing Date; and (ii) current Liabilities related to the Sub 4 Assets to the extent accrued in the Closing Working Capital as finally determined pursuant to Section 2.6, which shall expressly include, without limitation, accruals for vacation benefits and bonuses with respect to Transferred Employees (collectively, the “Sub 4 Assumed Liabilities”).  At the Closing, subject to the terms and conditions of this Agreement, including without limitation, ARTICLE IX of this Agreement, those Sellers which have any right, title or interest in any Sub 3 Assets shall assign, and ITI Sub 3 shall assume and agree to pay, perform and discharge (i) all Liabilities of Sellers under any Assigned Contract included in the Sub 3 Assets that arise after the Closing Date and (ii) current Liabilities related to the Sub 3 Assets to the extent accrued in the Closing Working Capital as finally determined pursuant to Section 2.6,  which shall expressly include, without limitation, accruals for vacation benefits and bonuses with respect to Transferred Employees (collectively, the “Sub 3 Assumed Liabilities,” and together with the Sub Assumed Liabilities, the “Assumed Liabilities”).

(b)    Excluded Liabilities.  No ITI Entity nor any of their Affiliates has agreed to pay, discharge or assume any Liability of Sellers, any of Sellers’ Affiliates or any other Person other than as expressly set forth in this Agreement and other than with respect to Liabilities of those Affiliates of Sellers which an ITI Entity acquires through a purchase of Equity Securities.  Without limiting the generality of the foregoing, except for the Assumed Liabilities or as otherwise expressly provided for in this Agreement or by applicable Law, no ITI Entity shall assume, be liable for, or otherwise become responsible for (i) any Liability of any nature of Sellers or any of their Affiliates or (ii) any Liability arising from, or in connection with, the ownership, holding, use or operation by Sellers of the Business of such Sellers or the Purchased Assets on or prior to the Closing Date (collectively, the “Excluded Liabilities”), including without limitation:

(i)    any intercompany Liability between a Seller, on the one hand, and any North American Company, on the other hand, to the extent not otherwise extinguished prior to Closing pursuant to Section 2.6(a);

(ii)    any Liability under, with respect to, or in connection with, any Contract of Sellers or any of their Affiliates other than the Liabilities assumed under the Assigned Contracts under Section 2.3(a);

(iii)    any Liability associated with products sold or manufactured by Sellers on or prior to the Closing Date and any other Liability relating to events or circumstances arising on or prior to the Closing Date;

          (iv)    any Liability that arises, whether before, on or after, the Closing Date, out of, or in connection with, the Excluded Assets;

(v)    (A) any and all Pre-Closing Environmental Liabilities or any other Release, act or omission, event or condition set forth on Schedule 4.22, and (B) any and all other Liabilities, under Environmental Laws, affecting or related in any way to any portion of, the Facilities, the Leased Real Property or the Purchased Assets, or any other property or assets related to or used by Sellers, their Affiliates or any predecessor thereof, whether arising from Releases, acts or omissions or events or conditions in existence or occurring on or prior to the Closing Date or arising from Releases, acts or omissions of Sellers or any of their Affiliates, any respective predecessor thereof, or any of their respective employees, agents, representatives or contractors, including Liabilities related to any off-site transportation, treatment, storage or disposal of Hazardous Substances;

(vi)    any Liability in connection with any compensation or benefit obligation or other Liability relating to events or circumstances arising on or prior to the Closing Date, including under the WARN Act or other local or state plant closing Law, in connection with any Employee of Sellers or any other employee, former employee or independent contractor of Sellers;

          (vii)    except for any Liability included in the Sub 3 Assets or expressly assumed pursuant to Sections 6.8(h) and 6.8(i), any Liability under or with respect to any Benefit Plan;

(viii)    any Liability in connection with any Proceeding that (A) on the Closing Date is in progress, pending or threatened against or affecting any North American Company, the Purchased Assets, the Business of the North American Companies or this Agreement, in each case at law or in equity, by or before any Governmental Authority or any other Person or (B) arises prior to, on, or following the Closing Date against or affecting any Seller or the Purchased Assets at law or in equity, by or before any Governmental Authority or other Person, to the extent relating to the period on or prior to the Closing Date;

(ix)   the outstanding and unaccrued expenses of Sellers at the Closing Date;

(x)    any Tax obligation of Sellers to the extent that such obligation relates to any Tax period or portion thereof ending on or prior to the Closing Date;

(xi)    any Tax arising from (A) the ownership of the Purchased Assets, or (B) the operation and conduct by Sellers of the Business, in each case to the extent any such Tax relates to any Tax period or portion thereof ending on or prior to the Closing Date; and

(xii)    any Liability under, with respect to, or in connection with, any Tax sharing agreement of Sellers.

For the avoidance of doubt, Section 2.3 does not address the Liabilities of Fyfe Co. or Specialized Fabrics, as such Liabilities are retained by such entities and only the Equity Securities of such entities are transferred to the ITI Entities.

Section 2.4   Purchase Price.    The ITI Entities shall pay or deliver the following to Sellers at the Closing, as adjusted pursuant to Section 2.6 (the “Purchase Price”):

(a)    the sum of Ten Million Dollars ($10,000,000) (the “Escrowed Purchase Price” or the “Escrow Fund”) to the Escrow Agent pursuant to the terms of the Escrow Agreement, to be held and disbursed thereafter in accordance with Section 6.12.

(b)    the sum of (i) One Hundred Five Million Seven Hundred Eighty-Six Thousand Dollars ($105,786,000) (the “Base Amount”) by wire transfer of immediately available federal funds to a bank account designated by Sellers, less (ii) the aggregate amount of Sellers’ Liabilities (other than Assumed Liabilities) that are required to be paid to obtain the release of Liens (other than Permitted Liens) on the Purchased Assets or that are otherwise required to be paid at or prior to the Closing pursuant to the terms of this Agreement (the “Closing Pay-Offs”), less (iii) 1/2 of the filing fee for filings made under the HSR Act pursuant to Section 6.4, and less (iv) an amount for the payment of transaction bonuses pursuant to Section 6.8(l).  Such Liabilities in subpart (ii) shall be paid to the appropriate party by the ITI Entities at the Closing as directed in the letters evidencing the Closing Pay-Offs for such Liabilities, which letters Sellers agree to deliver to the ITI Entities at least three (3) days prior to the Closing Date.

(c)    Sellers shall provide the ITI Entities and the Escrow Agent with (i) a certified tax identification number by furnishing an appropriate Form W-9, (ii) each Seller’s date of acquisition and each Seller’s cost basis of each “Covered Security” and “Noncovered Security,” within the meaning of Code sections 6045, 6045A and 6045B, acquired by the ITI Entities under the terms of this Agreement, and (iii) such other forms and documents that the ITI Entities or the Escrow Agent may reasonably request in connection with Closing (collectively, the “Tax Reporting Documentation”).  Sellers understand that if such Tax Reporting Documentation is not provided, the ITI Entities or the Escrow Agent, as applicable, may be required by the Code to withhold a portion of any payment of Purchase Price or interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

Section 2.5    Option to Purchase Equity Securities or Assets of Foreign Entities.

                        (a)   For the period beginning on the Effective Date and ending on the first anniversary of the Effective Date (the “Option Period”), Ed Fyfe and those Sellers holding, directly or indirectly, any Equity Securities of the Foreign Entities (the “Foreign Sellers”) hereby grant to the ITI Entities (or any Affiliate wholly owned directly or indirectly by ITI), to the extent within the control of Ed Fyfe or the Foreign Sellers, options to elect to purchase some or all of (i) the Equity Securities of the Foreign Entities held directly or indirectly by Ed Fyfe and/or the Foreign Sellers and/or (ii) the assets of the Foreign Entities.  Nothing contained in this Section 2.5 shall require the ITI Entities to acquire any Equity Securities or assets of any Foreign Entities and such options shall be exercisable in the sole discretion of the ITI Entities.  For the purpose of clarification and not for purposes of limitation of the rights granted to the ITI Entities in this Section, such options shall include the right to elect to purchase the Equity Securities or assets of any Foreign Entity and to elect not to purchase the Equity Securities or assets of any other Foreign Entity as determined by the ITI Entities in their sole discretion.  During the Option Period, Ed Fyfe and the Foreign Sellers shall, and shall use commercially reasonable efforts to cause their respective Affiliates to: (a) cooperate in and facilitate discussions between the ITI Entities and the other holders of the Equity Securities of the Foreign Entities with respect to the potential acquisition by the ITI Entities of some or all of the Equity Securities of the Foreign Entities, the acquisition of some or all of the assets of the Foreign Entities or such other transactions and agreements regarding ownership and operation of the Foreign Entities after Closing as shall be advisable or acceptable to the ITI Entities in their sole discretion; (b) take all reasonable actions (or decline to take and prevent all actions) as shall be within their power (including, without limitation, the exercise of all approval and voting rights held directly or indirectly by Ed Fyfe, the Foreign Sellers or their Affiliates in any Foreign Entity), to procure full observance and compliance with this Section, and to secure and maintain for the benefit of the ITI Entities the rights granted to the ITI Entities in this Section 2.5; and (c) enter into, or cause a Foreign Entity to enter into, one or more definitive agreements and such other documents as the ITI Entities shall deem reasonably necessary transferring the Equity Securities and/or assets of the Foreign Entities.

(b)    Prior to any purchase of the Equity Securities and/or assets of any Foreign Entity, the ITI Entities shall have completed, and shall be satisfied with the results of, its due diligence review of such Foreign Entity, in its sole discretion, and the Parties shall have agreed in good faith on the terms of the transactions contemplated by this Section 2.5 (including the purchase price and any requirements for an escrow and a level of working capital or net assets) as a result of such diligence.

(c)    If the ITI Entities elect to exercise an option granted in Section 2.5(a) to purchase the Equity Securities or assets of any Foreign Entity, then the ITI Entities shall: (i) deliver written notice of such election (each, an “Election Notice”) to the Sellers identifying the applicable Equity Securities and/or assets of the Foreign Entity (the “Acquired Foreign Entity”) with respect to which such option is exercised, and (ii) the Equity Securities and/or assets will be transferred to the ITI Entities on a designated date not more than thirty (30) days after the date of such Election Notice (the “Acquisition Date”) pursuant to separate purchase agreements containing representations, warranties, covenants, escrows, indemnities and other terms substantially similar to the terms set forth in this Agreement.

(d)    At Closing, certain Sellers and certain ITI Entities shall enter into a Standstill Agreement in a form mutually acceptable to the Parties (“Standstill Agreement”) with respect to the obligation of the ITI Entities to provide products and certain services to the Foreign Entities following the Closing.

Section 2.6  Working Capital Adjustment.

                 (a)       “Working Capital” as of a given date means current assets (excluding Cash and Excluded Assets) less current liabilities (excluding the Excluded Liabilities), determined in accordance with GAAP consistent with past practices, and prepared based on the principles set forth in Schedule 2.6(a).  Prior to the Closing Date, Sellers shall cause all North American Companies to settle all intercompany receivables and payables which are owed by and received by the North American Companies.  These intercompany receivables and payables do not include receivables and payables owned to or by any Foreign Entities.

(b)    The Parties have agreed to a target Working Capital amount for the North American Companies equal to $16,500,000 (“Target Working Capital”).  Sellers shall use their best efforts to deliver to the ITI Entities actual consolidated Working Capital at the close of business on the Closing Date computed in accordance with the principles set forth on Schedule 2.6(a) (“Closing Working Capital”) in an amount as close as possible to the Target Working Capital.  No later than ninety (90) days following the Closing Date, the ITI Entities shall deliver to Sellers a written report setting forth in reasonable detail the computation of the Closing Working Capital (the “Closing Working Capital Report”), prepared by the ITI Entities based on the principles set forth in Schedule 2.6(a).

(c)    If the Closing Working Capital exceeds an amount equal to the Target Working Capital, then the ITI Entities shall, together with delivery of the Closing Working Capital Report, remit payment of the amount of such excess by wire transfer of immediately available funds to the bank account designated by Sellers.  If the Target Working Capital exceeds the Closing Working Capital, Sellers shall remit payment of the amount of such deficiency to the ITI Entities within five (5) Business Days following the earlier of:  (i) Sellers’ approval of the Closing Working Capital Report, or (ii) issuance of a determination by the independent accountant in accordance with Section 2.6(g) below.  If the Sellers do not entirely approve the Closing Working Capital but do agree that the Target Working Capital exceeds the Closing Working Capital, Sellers shall notwithstanding remit payment of the undisputed amount of such excess by wire transfer of immediately available funds to the bank account designated by the ITI Entities.

(d)    The Sellers or a Representative of the Sellers (which shall be a nationally recognized public accounting firm) shall have the right, upon written notice to the ITI Entities within thirty (30) days after receipt of the Closing Working Capital Report, to review the financial books and records related to the ITI Entity’s Calculation of Closing Working Capital and the preparation of the Closing Working Capital Report, including all working papers prepared with respect to the ITI Entities’ calculation of the Closing Working Capital for the purpose of auditing the calculation.  Sellers and Sellers’ Representative shall keep confidential such information reviewed as part of Sellers’ exercise of its audit rights, and such information shall not be used by Sellers for any purpose other than confirming or evaluating the Closing Working Capital.  Sellers’ costs of reviewing the books and records shall be borne by the Sellers.

(e)    If the Sellers disagree with the ITI Entities’ computation of the Closing Working Capital, then, within thirty (30) days after receipt of the Closing Working Capital report, Sellers shall provide the ITI Entities with written objections and Sellers’ calculation of the Closing Working Capital (“Sellers’ Objections”); provided, however, if the Sellers elect to perform a review pursuant to Section 2.6(d) above, then Sellers shall provide Sellers’ Objections within sixty (60) days of the ITI Entities making all financial books and records available to Seller.  Within thirty (30) days of the ITI Entities’ receipt of Sellers’ Objections, the ITI Entities and Sellers shall promptly commence good faith negotiations with a view to resolving any such dispute, which negotiations shall continue for a period of thirty (30) days.  If the ITI Entities and Sellers are unable to resolve all disputes regarding Closing Working Capital by mutual consent, such dispute shall be referred to the Independent Accountant

(f)    The ITI Entities and Sellers shall (i) use commercially reasonable efforts to cause the Independent Accountant to render a timely determination within sixty (60) days following submission of the dispute to the Independent Accountant, (ii) cooperate with the Independent Accountant, and (iii) provide the Independent Accountant with the Closing Working Capital Report, Sellers’ Objections and each party’s working papers and supporting documentation.  The ITI Entities and Sellers shall instruct the Independent Accountant to base its determination on Schedule 2.6(a), this Agreement and the information and documents submitted by each party.

(g)    The determination of the Closing Working Capital by the Independent Accountant shall be (i) prepared in accordance with GAAP and Schedule 2.6(a), (ii) rendered in writing and delivered to the ITI Entities and Sellers within sixty (60) days after submission of such dispute or as soon thereafter as reasonably practicable as determined by the Independent Accountant, (iii) final and binding upon the ITI Entities and Sellers, and (iv) enforceable in any court of competent jurisdiction in the United States, in the same manner as an arbitration award.  The Independent Accountant’s fees, costs and expenses shall be borne equally by the ITI Entities and Sellers.

(h)    Any payment due under this Section 2.6 shall be made by wire transfer of immediately available funds to the bank account designated by the payee.

Section 2.7     Prorations.  With respect to (i) the accrued real property, personal property and other Taxes, utility and similar payments arising from the ownership or use of the Purchased Assets, (ii) the accrued rents and other payments under Assigned Contracts, and (iii) similar accrued items, all as relating to a Straddle Period, the applicable ITI Entities shall be responsible for the pro rata portion thereof based upon the number of days in such Straddle Period following the Closing Date as a percentage of the total number of days in such Straddle Period.

Section 2.8  Allocation of Purchase Price.  Prior to the Closing Date, the Parties shall agree and shall include, as Schedule 2.8, to be attached hereto, the principles for allocation of the Purchase Price among the Purchased Assets, including the assets of Fyfe Co.  Such allocation shall be in accordance with section 1060 of the Code.  Sellers and the ITI Entities agree following the Closing Date to promptly finalize the allocation of the Purchase price among the Purchased Assets and the assets of Fyfe Co, with a separate valuation for the assets of Fibrwrap Construction Canada, for all Income Tax purposes (including financial accounting and Tax purposes) in accordance with the principles set forth on Schedule 2.8.  Except with respect to any subsequent adjustments to the Purchase Price (which shall be allocated in the same manner for allocating the Purchase Price as provided in such Schedule 2.8), the ITI Entities and Sellers covenant to prepare and file their respective Tax Returns in a manner consistent with such allocation and not to take any position in any Tax Return, or examination or other administrative or judicial Proceeding relating to any Tax Return, or for financial accounting purposes that is inconsistent with such allocation.  The ITI Entities and Sellers each shall file with their federal Income Tax Returns an appropriate IRS Form 8594 reflecting such allocation.

Section 2.9     Closings.  The closing of the transactions contemplated by this Agreement with respect to the North American Companies (the “Closing”) shall take place at a location or locations mutually satisfactory to the Parties commencing at 10:00 a.m. local time (i) on a date mutually agreeable to the ITI Entities and Sellers that is at least three (3) Business Days but not more than then (10) Business Days after the ITI Entities have notified Sellers of the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or (ii) on such other date as the ITI Entities and Sellers may mutually agree in writing (the “Closing Date”).

Section 2.10   Deliveries and Actions at Closing.  At the Closing,

(a)    Sellers will deliver to the ITI Entities the various certificates, instruments and documents referred to in Section 8.1;

(b)    The ITI Entities will deliver to Sellers the various certificates, instruments and documents referred to in Section 8.2; and

(c)    The ITI Entities will deliver to Sellers and the Escrow Agent, as applicable, the Purchase Price.

Section 2.11    Subscriptions to Purchase ITI Common Stock.  On the Effective Date, Ed Fyfe and Heath Carr have executed subscription agreement in favor of ITI for their purchase on the Closing Date of common stock of ITI on terms acceptable to the parties.

ARTICLE III
Representations and Warranties of Fyfe Members

As of the Effective Date and on the Closing Date, Fyfe Members represent and warrant to the ITI Entities as follows:

Section 3.1     Authorization of Transaction.

            (a)   Each Fyfe Member has full power and authority (including full corporate, limited liability company and limited partnership power and authority) to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents.

(b)   The execution, delivery and performance of this Agreement and the other Transactions Documents have been duly authorized by each Fyfe Member. This Agreement has been duly executed by each Fyfe Member.

(c)   This Agreement and each other Transaction Document to which each Fyfe Member is a party, assuming the due authorization, execution and delivery by each other Party hereto and thereto, constitutes a valid and legally binding obligation of Fyfe Members, enforceable in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

(d)   Except as set forth on Schedule 3.1, Fyfe Members are not required by applicable Law to give any notice to, make any filing with, or obtain any Governmental Approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

Section 3.2     Non-contravention.  Except as set forth on Schedule 3.2, neither the execution and the delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, will:

(a)   violate any Law;

(b)   violate any provision of any Fyfe Members’ articles of organization, articles of incorporation, limited liability company agreement, bylaws, trust agreement or other governing or organizational documents, as applicable, or

(c)   conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice or Consent under any Contract or Governmental Approval to which any Fyfe Member is a party or by which any Fyfe Member is bound.

ARTICLE IV
Representations and Warranties of Fyfe Members and Sellers

As of the Effective Date and the Closing Date, Fyfe Members and Sellers represent and warrant to the ITI Entities as follows:

Section 4.1    Organization; Related Entities.

(a)    Fyfe Group, Fibrwrap SE, Fibrwrap NC and Fyfe Holdings are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Delaware.  RD Installations and FCI are corporations duly organized, validly existing and in good standing under the laws of the State of California.  FCLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  Specialized Fabrics is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington.  Each North American Company is duly organized, validly existing and in good standing in the jurisdiction set forth beside its name on Schedule 4.1(a).  Except as set forth on Schedule 4.1(a), the North American Companies: (i) have all requisite organizational power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now conducted, and (ii) are duly qualified or authorized to do business and are in good standing under the laws of each jurisdiction in which the conduct of their respective businesses or the ownership of their properties requires such qualification or authorization.

(b)    Schedule 4.1(b) sets forth a true, correct and complete list of all North American Companies who are not also Sellers (collectively, the “North American Subsidiaries”) and all Foreign Entities.  Schedule 4.1 also sets forth any Person the Equity Securities of which were owned, directly or indirectly, by any North American Company that have been dissolved or divested within the 5 year period prior to the date hereof and the jurisdictions of their incorporation or organization and date of dissolution or divestiture, as the case may be.  None of the North American Companies hold any Equity Securities in any Person other than the North American Companies and the Foreign Entities.  Except as set forth in Schedule 4.1, Sellers are the direct or indirect owner of all of the issued and outstanding Equity Securities of the North American Companies and the Foreign Entities.  All Equity Securities of the North American Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.  All of the issued and outstanding Equity Securities of the North American Companies and the Foreign Entities that are held directly by the Sellers are free and clear of all Liens and Liabilities.  The North American Companies conduct no business other than the Business.

(c)    To the extent the same are within their possession or control, Sellers have made available to the ITI Entities copies of all certificates or articles of incorporation, certificate or articles of organization, bylaws, operating or limited liability company agreements, partnership agreements and any other organizational documents of the North American Companies and Foreign Entities as currently in effect.

Section 4.2     Authorization of Transaction.

(a)    Sellers have full power and authority (including full limited liability company power and authority) to execute, deliver and perform their obligations under this Agreement and the other Transaction Documents.

(b)    The execution, delivery and performance of this Agreement and the other Transactions Documents have been duly authorized by Sellers.  This Agreement has been duly executed by each applicable Seller.

(c)    This Agreement and each other Transaction Document to which Sellers are or shall be a party, assuming the due authorization, execution and delivery by each other Party hereto and thereto, constitutes a valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

(d)    Except as set forth on Schedule 4.2, Sellers are not required by applicable Law to give any notice to, make any filing with, or obtain any Governmental Approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

Section 4.3  Non-contravention.  Except as set forth on Schedule 4.3, neither the execution nor the delivery of this Agreement and the other Transaction Documents to which any  Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will:

(a)    violate any Law;

(b)    violate any provision of any Seller’s articles of organization, articles of incorporation, limited liability company agreement, bylaws, trust agreement or other governing or organizational documents;

(c)    conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice or Consent under any Contract or Governmental Approval to which any North American Company is a party or by which any North American Company is bound or to which any North American Company’s assets are subject; or

(d)    result in the imposition, loss, or creation of a Lien upon, or with respect to, the Purchased Assets or the assets of any North American Company, other than Permitted Liens.

Section 4.4    Subsidiaries and Affiliates.

(a)    Schedule 4.4(a) sets forth for each North American Subsidiary and each Foreign Entity the Equity Securities of which are held directly by the Sellers, each Person who is a shareholder, member or other holder of any Equity Securities and the Equity Securities or percentage interest held by such Person.  Schedule 4.4(a) sets forth to Sellers’ Knowledge for each Foreign Entity the Equity Securities of which are held indirectly by the Sellers, each Person who is a shareholder, member or other holder of any Equity Securities and the Equity Securities or percentage interest held by such Person.  Except as set forth on Schedule 4.4(a), there are no subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other Equity Securities of any North American Subsidiary, and to Sellers’ Knowledge, any Foreign Entity.  Except as set forth on Schedule 4.4(a), there are no commitments or agreements providing for (i) the issuance of additional Equity Securities of any North American Subsidiary and, to Sellers’ Knowledge, any Foreign Entity, or (ii) the repurchase or redemption of Equity Securities of a North American Subsidiary or, to Sellers’ Knowledge, a Foreign Entity.  There are no agreements of any kind that may obligate a North American Subsidiary, or to Sellers’ Knowledge a Foreign Entity, to issue, purchase, register for sale, redeem or otherwise acquire any Equity Securities of such North American Subsidiary or Foreign Entity.  Except as set forth on Schedule 4.4(a), there are no voting trusts, partner or member agreements, proxies or other agreements in effect to which any North American Company,  or to Sellers’ Knowledge any Foreign Entity, is a party or by which any of them may be bound with respect to the voting or transfer of Equity Securities of a North American Subsidiary or Foreign Entity.

(b)    Except as set forth in Schedule 4.1, no North American Company owns of record or beneficially any Equity Securities of any Person or any right (contingent or otherwise) to acquire the same.

(c)    Except as set forth in Schedule 4.4(c), no Seller, North American Company or to Sellers’ Knowledge, Foreign Entity, is a member of or participant in (nor are any part of their respective businesses conducted through) any joint venture or similar arrangement.  With respect to any joint venture or similar arrangement listed on Schedule 4.4(c), copies of all agreements or other documents in Sellers’ or Fyfe Members’ possession or control governing such joint venture or arrangement have been provided or made available to the ITI Entities and, to Sellers’ Knowledge, such agreements and documents are accurate and complete as of the date hereof.

Section 4.5  Sufficiency of Assets.  Except as disclosed on Schedule 4.5, the Purchased Assets constitute all of the material assets used or held for use by Sellers, and no other assets are necessary to operate or conduct the Business of the North American Companies as currently conducted.

Section 4.6     Certain Assets.

(a)    Except as set forth in Schedule 4.6(a), the North American Companies own, lease or have the legal right to use all their respective assets, whether owned or leased, including but not limited to any and all buildings, plants, structures, equipment and other tangible assets necessary for the continued conduct of the Business of the North American Companies after the Closing in substantially the same manner as conducted prior to the Closing.

(b)    With respect to each Assigned Contract, Sellers enjoy the right to the benefits of such Assigned Contract in accordance with its terms. Sellers own and have good and marketable title to the Purchased Assets, free and clear of all Liens, except for Permitted Liens.  Fyfe Co. and Specialized Fabrics own and have good and marketable title to their assets, free and clear of all Liens, except for Permitted Liens.

(c)    Subject to obtaining required Consents set forth on Schedule 4.6(c), Sellers have the full right to convey, transfer, assign and deliver the Purchased Assets as provided herein. Without limiting the generality of the foregoing, Sellers (A) have not granted, or agreed to grant, (1) any ownership interest or right in, or with respect to, any Purchased Asset or (2) any right to acquire or receive any Purchased Asset or any interest or right therein or with respect thereto, and (B) are not a party to, or bound by, any Contract, other than the Transaction Documents, affecting or relating to a right to transfer any Purchased Asset (or any interest or right therein or with respect thereto) that, in the case of either of foregoing clause (A) or (B), have had, or could reasonably be expected to result in, a Material Adverse Effect on the ability of the ITI Entities to utilize the Purchased Assets as contemplated by this Agreement and the other Transaction Documents.

(d)    At the Closing, Sellers shall transfer and deliver to the ITI Entities the interests and rights of Sellers in all Purchased Assets (other than with respect to the Assigned Contracts requiring any required Consent), free and clear of any Lien, except for Permitted Liens.

(e)    Schedule 4.6(e) sets forth a true, correct and complete list of all Facilities and all Personal Property with a value in excess of $10,000 of the North American Companies.

(f)    Except as set forth on Schedule 4.6(f), the Facilities and all Personal Property of the North American Companies are in good operating condition and repair, subject to ordinary wear and tear.

(g)    Except for the leases set forth on Schedule 4.6(g), none of the assets described on Schedule 4.6(e) are subject to any material Contract pursuant to which any North American Company or any another Person is a lessee or lessor of, or holds, manages or operates, any Purchased Asset.

Section 4.7  Real Property.  Except as set forth on Schedule 4.7,

(a)    No North American Company currently owns any fee ownership interest in any real property.  Except as set forth on Schedule 4.7(a), no North American Subsidiary has owned any fee ownership interest in any real property in the past 10 years.

(b)    All of the Leased Real Property of the North American Companies is described on Schedule 4.6(g).  Schedule 4.6(g) sets forth a true and correct description of all leases and subleases with respect to such Leased Real Property (“Lease”) and the interest of a North American Company in such Leased Real Property.  Except as set forth on Schedule 4.7(b), no North American Company occupies any real estate other than the Leased Real Property.  No North American Company has any interest in the Leased Real Property other than as set forth on Schedule 4.6(g).  No party other than a North American Company uses or occupies any part of the Leased Real Property.  Each Lease grants the North American Companies the current right of occupancy or use of the Leased Real Property and each Lease is legal, valid, binding, enforceable and in full force and effect.

(c)    There is no pending or, to the Knowledge of Sellers, threatened Proceeding against a North American Company or any other party that could materially adversely affect (i) the interest of a North American Company in any of the Leased Real Property, (ii) the use, occupancy or operation of the Leased Real Property by a North American Company, the Leased Real Property or any portion thereof, or (iii) the value or utility of any Facility or any portion thereof, including without limitation, in eminent domain, for rezoning or otherwise.

(d)    The use and occupancy of the Leased Real Property by a North American Company comply in all material respects with all Laws, including without limitation the Americans with Disabilities Act, and all private covenants and indentures and Contracts affecting such Leased Real Property, and no North American Company has received any written notice that any of the Leased Real Property does not so comply.  To the Knowledge of Sellers, the use and occupancy of the Leased Real Property by the North American Companies is permitted by Laws and all material private covenants and indentures and Contracts affecting such Leased Real Property or a North American Company.  To the Knowledge of Sellers, the North American Companies’ use or occupancy of the Leased Real Property or any portion thereof and the operation of the Business of the North American Companies as currently conducted is not dependent on a “permitted non-conforming use” or “permitted nonconforming structure” or similar variance, exemption or approval from any Governmental Authority.

(e)    To the Knowledge of Sellers, there is no public improvement or special assessment affecting, or that could affect, the Leased Real Property, or any portion thereof that is or could be payable by any North American Company.

(f)    To the Knowledge of Sellers, the North American Companies have rightful access and rights of ingress and egress to and from all of the Leased Real Property as is necessary to conduct the Business, including to and from each Facility.

(g)    To the Knowledge of Sellers, there is no commitment or agreement with any Governmental Authority or public or private utility with respect to any of the Leased Real Property or any portion of the foregoing that has not been disclosed in writing by Sellers to the ITI Entities.

(h)    To the Knowledge of Sellers, the Leased Real Property and all improvements, buildings, structures, fixtures, building systems and equipment (including the mechanical, plumbing, heating, sprinkler and fire suppression, electrical and air conditioning systems), and all components thereof, are in good condition and repair and sufficient for the operation of their Business and there are no defects in any of the foregoing.  To the Knowledge of Sellers, there is no defect or condition of the soil that could materially impair the operation or structural integrity of the Facilities or any portion thereof.

(i)    To the Knowledge of Sellers, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property and the current operations of the North American Companies are connected to the improvements and Facilities and are operational and sufficient for the operation of their Business as currently conducted thereon.

(j)    To the Knowledge of Sellers, the Facilities and other improvements on the Leased Real Properties are located wholly within the boundaries of the Leased Real Property and no part thereof encroaches onto any adjoining land.

(k)    To the Knowledge of Sellers, there are no improvements, fixtures, buildings, structures or fences that are not included as part of the Facilities that are located within or encroach upon the Leased Real Property.

(l)    The North American Company identified in Schedule 4.6(g) as the lessee of such parcel of Leased Real Property has good and marketable leasehold title to the Leased Real Property, free and clear of all Liens, other than Permitted Liens, and to Sellers’ Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Leased Real Property or any portion thereof or interest therein.

(m)    All accounts for work and services performed and materials provided or furnished upon or in respect of the Leased Real Property have been fully paid and satisfied and no Person is entitled to claim a Lien against the Leased Real Property or any part thereof.  Except as set forth on Schedule 4.7(m), no material alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Real Property or any Facility which (i) has not been completed and (ii) is not in the Ordinary Course of Business.

(n)    There is no default under any Lease by any North American Company, or to the Knowledge of Sellers, any other party thereto, and to the Knowledge of Sellers there is no dispute or event that with the passage of time or giving of notice would be a default under any Lease by any party thereto.

(o)    Except as set forth on Schedule 4.7(o), neither the execution and performance of this Agreement nor the transfer or conveyance of any rights to the Leased Real Property requires the Consent of any other party, including without limitation, any landlord or lender.  Subject to obtaining all required Consents set forth on Schedule 4.7(j), neither the execution and performance of this Agreement nor the transfer or conveyance of any rights to the Leased Real Property will result in a breach of or default under such Lease or any other agreement or Law affecting such Leased Real Property, or the loss of a North American Company’s right or ability to use or occupy such Leased Real Property.  No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

(p)    The North American Companies do not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to any Lease, and do not owe and will not owe in the future any sums or reimbursements for any improvements or allowances under any Lease.

(q)    Except as set forth on Schedule 4.7(q), no landlord under any Lease is an Affiliate of any North American Company.

(r)    None of the North American Companies have pledged, mortgaged, hypothecated, assigned, sublet, transferred, or granted any interest in any Lease or Sublease, or any Leased Real Property or any of the improvements thereon.

Section 4.8  Material Contracts.

(a)    Except for Contracts listed on Schedule 4.8, there is no Contract to which a North American Company is a Party which is:

                     (i)     a Contract with any labor union or association;

         (ii)     a note, loan, credit agreement or other Contract relating to the borrowing of money (including derivative or hedging instruments) by a North American Company or to the direct or indirect guarantee or assumption by a North American Company of the obligation of any other Person of more than $50,000;

                     (iii)       a Contract involving future payment for goods or services by a North American Company of more than $50,000 annually;

                           (iv)       a Contract involving the obligation of a North American Company to deliver in the future goods or services for payment of more than $50,000 annually;

         (v)     a Contract evidencing any Lien on any of the assets owned by a North American Company, other than the Permitted Liens;

         (vi)    an executory Contract for the sale of any of the assets owned by a North American Company other than Inventory in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of the assets owned by a North American Company other than Inventory in the Ordinary Course of Business;

             (vii)         a Contract relating to a licensing arrangement or sharing of proprietary information involving a North American Company outside of the Ordinary Course of Business;

                (viii)        a Contract containing covenants of a North American Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with any North American Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

          (ix)       a Contract relating to the acquisition (by merger, purchase of Equity Securities or assets or otherwise) by a North American Company (excluding goods and services acquired in the Ordinary Course of Business) of any other Person or of another Person’s operating business or material assets;

          (x)     a Contract relating to the sale or divestiture within the five year period prior to the date hereof of any Affiliate or subsidiary of a North American Company (by dissolution, merger, sale of stock or all or substantially all assets or otherwise); or

              (xi)            a Tax sharing agreement.

(b)    Except as set forth on Schedule 4.8, each Contract (i) constitutes a valid and binding obligation of the North American Company thereto, (ii) is in full force and effect and (iii) is not terminable by the other party thereto by reason of the transaction contemplated by this Agreement.  Neither a North American Company, nor to Sellers’ Knowledge, any third party, is in default under any Contract.

Section 4.9  Intellectual Property and Technology.

(a)    Schedule 4.9(a) sets forth an accurate and complete list, as of the date of this Agreement, of all registered Intellectual Property used in the Business of the North American Companies as well as applications for registration of Intellectual Property, including, without limitation, all Intellectual Property used in the Business owned by Ed Fyfe.  The Intellectual Property on Schedule 4.9(a) is adequate for the conduct of the business of the North American Companies as conducted on the date hereof.  Except as set forth on Schedule 4.9(a), (i) all registrations for Intellectual Property are valid and in full force and effect and subsisting, and, to Sellers’ Knowledge, there is no information, materials, facts or circumstances, including any information or fact that would constitute prior art, or would adversely affect any pending application for any Intellectual Property; (ii) the Intellectual Property will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or any related document or the consummation of the transactions contemplated hereby and thereby; and (iii) all registration, issue, maintenance and renewal fees for any Intellectual Property are fully paid for the appropriate period in time, up to and including the Effective Date. All steps have been taken to maintain the registrations or to pursue applications for registration, including filing all necessary documents and certificates with the appropriate Governmental Authority in the respective jurisdictions for the purpose of maintaining the Intellectual Property and there are no outstanding challenges of any nature by any Person to any of the Intellectual Property. No North American Company has misrepresented, or failed to disclose, any fact or circumstance in any application for any Intellectual Property that would constitute fraud or a misrepresentation with respect to such application that would affect the validity or enforceability of such application.

(b)    Except as set forth on Schedule 4.9(b), Sellers have the sole and exclusive right, title and interest in and to, or have valid and continuing rights to use and sell to the ITI Entities, all of their Intellectual Property and Technology, free and clear of all Liens (other than Permitted Liens).  The North American Subsidiaries each have the sole and exclusive right, title and interest in and to, or have valid and continuing rights to use, all of their respective Intellectual Property and Technology, free and clear of all Liens (other than Permitted Liens).

(c)    Except as set forth in in Schedule 4.9(c), (i) there is no action, suit, proceeding, investigation, notice or complaint pending or, to the Knowledge of Sellers, threatened, by any Person before any court or tribunal relating to any Technology or Intellectual Property, nor has any claim or demand been made to the North American Companies that (A) challenges the validity, enforceability, use or ownership of any Technology or Intellectual Property or (B) alleges that any use of the Intellectual Property or Technology infringes or otherwise violates any Person’s right in or to its own intellectual property, nor, to Sellers’ Knowledge, is there any basis for any such claim or demand; (ii) to Sellers’ Knowledge, the Intellectual Property and Technology does not infringe the rights of any Person; and (iii) to Sellers’ Knowledge, no Person is infringing any of the Intellectual Property or Technology.

(d)    At the Closing, Sellers will convey to the ITI Entities the sole and exclusive right, title and interest in and to, or the valid and continuing rights to use, sell and license, all of the Intellectual Property and Technology of Sellers.

(e)    Schedule 4.9(e) sets forth a complete and accurate list of: (a) all agreements pursuant to which the North American Companies have licensed or granted any right to use any of the Intellectual Property or Technology to a third party for any purpose; and (b) all agreements pursuant to which any North American Company receives a license from any third party of any intellectual property rights or technology (excluding off-the-shelf Software and other off-the-shelf Technology acquired by the North American Companies in the Ordinary Course of Business).  Except as set forth on Schedule 4.9(e) and to the Knowledge of Sellers, the consummation of the transactions contemplated by this Agreement will not give rise to a right of any counterparty to terminate or limit the rights of the North American Companies, or the ITI Entities with respect to any Intellectual Property and/or Technology.  Except as set forth on Schedule 4.9(e), the North American Companies are not required to pay any royalties or other compensation to any third parties in respect to their ownership or use of any third-party intellectual property, other than payments in the ordinary course of business for so-called “off-the-shelf” products or “shrink wrap” software.  The North American Companies are in compliance with all of their obligations pursuant to any license or agreement relating to use of any intellectual property owned by a third party.

(f)    The North American Companies have taken reasonable measures, consistent with practices in their industry, to protect the confidentiality of all trade secrets included in the Intellectual Property and Technology.  Except for disclosures made to customers, clients, partners, co-owners, prospects, accountants and attorneys or agents who are all under obligations not to disclose the information, no North American Company has disclosed or provided to any Person (other than an employee under enforceable obligations of confidence) any confidential or secret material concerning the Intellectual Property or Technology.

(g)    Fibrwrap SE and Fiberwrap NC own no Intellectual Property or Technology used in the Business.

Section 4.10   Inventories.  All of the Inventory of the North American Companies, whether raw materials, work in process, finished products or supply and packaging materials, are usable or saleable in the Ordinary Course of Business without discount from the stated value on the Financial Statements of the North American Companies. None of the Inventory is obsolete, damaged or defective, subject only to the reserve for Inventory write-off set forth in the Financial Statements or any notes thereto, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the North American Companies.  Such Inventory is fairly reflected in all material respects in the Financial Statements of the North American Companies, including all appropriate reserves, and except as set forth in Schedule 4.10, the Inventory has been valued at the lower of cost or market.  At the Closing, the Inventory will be at levels sufficient for the ITI Entities to conduct the Business of the North American Companies in the Ordinary Course of Business, consistent with past practice.

Section 4.11   Customers and Suppliers.

(a)    Schedule 4.11(a) sets forth a list of the 20 largest customers and the 20 largest suppliers of the North American Companies, as measured by the dollar amount of purchases therefrom or thereby, during the year ended December 31, 2010.

(b)    Except as set forth on Schedule 4.11(b), no North American Company is engaged in any material dispute with any customer or supplier and, to the Knowledge of Sellers, no customer or supplier representing revenues in excess of $100,000 per year or expenses in excess of $100,000 per year to the North American Companies has indicated that it intends to terminate any Contract, not renew any Contract that provides for automatic renewal, materially reduce its future purchases from or sales to a North American Company or otherwise adversely modify its arrangements with a North American Company.

Section 4.12   Warranties.

(a)    Except as set forth on Schedule 4.12(a), no material warranty or similar Claim is currently pending against a North American Company.

        (b)    Except as set forth in Schedule 4.12(b), no material amount of goods manufactured, sold and delivered within the past three years by a North American Company has failed to be in conformity in all material respects with all product specifications and warranties provided to customers thereof.

    Section 4.13    Compliance with Anti-Corruption Laws.

        (a)    The North American Companies and, to Sellers’ Knowledge, the Foreign Entities, and each of their respective owners, members, officers, directors, managers, employees, and agents thereof:

               (i)    have complied with:  (A) the provisions of the U.S. Foreign Corrupt Practices Act as if its foreign payments provisions were fully applicable to the North American Companies and the Foreign Entities and such owners, members, officers, directors, managers, employees, and agents, and (B) the provisions of the anti-corruption laws of each jurisdiction in which a North American Company, a Foreign Entity or any agent of a North American Company or a Foreign Entity is conducting or has conducted its business;

                (ii)   specifically, the North American Companies and, to Sellers’ Knowledge, the Foreign Entities, and each of their respective owners, members, officers, directors, managers, employees, or agents have not paid, offered or promised to pay, or authorized or ratified the payment directly or indirectly, of any monies or anything of value to any national, provincial, municipal, or other government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage (any such payment is a “Prohibited Payment”).  For purposes of this provision, an “official or employee” includes any official or employee of any directly or indirectly government-owned or government-controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.  A Prohibited Payment does not include modest facilitating payments to low-level government employees for the purpose of expediting or securing a routine administrative action ordinarily performed by such employees, provided the recipient of such service or action is entitled to receive such service or action, and the payment is customary and appropriate in the jurisdiction where made; and

                 (iii)    has made and kept books, Records, and accounts that, in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such North American Company or Foreign Entity, as applicable, and has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.14   Financial Information.  Complete and accurate copies of the Financial Statements have been provided to the ITI Entities and are listed on Schedule 1.3.  Except as set forth on Schedule 4.14, the Financial Statements have been prepared in accordance with GAAP, accurately reflect the books and Records of the North American Companies in all material respects and present fairly the financial condition of the North American Companies as of the dates and for the periods set forth therein, except with respect to the unaudited Financial Statements for the absence of footnote disclosures required by GAAP and subject to customary year end adjustments. Fyfe Group and Fyfe Holdings do not own or hold any assets of the Business other than Equity Securities of certain North American Companies and Foreign Entities.

Section 4.15   Absence of Certain Changes; Conduct of Business.  Since May 31, 2011, the Business has been conducted by the North American Companies in the Ordinary Course of Business and there has not been any Material Adverse Change. Except as set forth on Schedule 4.15, since May 31, 2011, the North American Companies have not:

(a)    failed to duly comply in all material respects with all applicable Laws and Governmental Approvals, including all Environmental Laws, applicable to the Business of the North American Companies;

(b)    failed to maintain and repair any assets of the North American Companies (including the making of scheduled capital expenditures) in the Ordinary Course of Business and consistent with past practice;

(c)    created any new Lien on any of the assets of the North American Companies, other than Permitted Liens;

(d)    except in the Ordinary Course of Business, waived or released any material right;

(e)    except as required by Law, this Agreement or any Benefit Plan disclosed on Schedule 4.18, (i) granted any severance or termination pay to any Employee of the North American Companies, (ii) entered into any Employment Agreement (or any amendment to any such existing agreement) with any Employee of the North American Companies, (iii) increased benefits payable under or, except as expressly required or permitted by this Agreement, conditions concerning eligibility to receive benefits under any existing severance or termination pay policies or employment agreements with respect to any Employee of the North American Companies, (iv) established, amended or terminated any Benefit Plan, or (v) increased compensation, bonus or other benefits payable to any Employee of the North American Companies, other than, in the case of clauses (i) through (v) above, in the Ordinary Course of Business;

(f)    sold, assigned or otherwise transferred, or agreed to sell, assign or otherwise transfer, any of the assets owned by a North American Company, or any of the North American Companies’ interests therein (except for sales of Inventory in the Ordinary Course of Business);

(g)    made any change in any accounting principle or costing methodology with respect to the assets owned by any North American Company or the Business of the North American Companies, except to the extent required by GAAP;

(h)    made any Tax election or settled or compromised (or agreed to settle or compromise) any Liability for Taxes that would reasonably be expected to materially and adversely affect a North American Company, the Business of the North American Companies or the Purchased Assets after the Closing;

(i)    committed to make a capital expenditure or other addition or improvement to property, buildings and equipment, in each case that is anticipated to have an outstanding balance in excess of $100,000;

(j)    settled any Proceedings involving payment of more than $100,000;

(k)    suffered any damage, destruction or other casualty loss (whether or not covered by insurance) which, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect; or

(l)    written off any accounts receivable of a North American Company without adequate consideration.

Section 4.16   Employees.  Schedule 4.16 sets forth a correct and complete list of each current Employee of a North American Company and such Employee’s name, title, position, hire date, salary or wage rate, target bonus amount and work location.  In addition, Schedule 4.16 includes any Employee or former Employee of a North American Company who, in the past ninety days, has been laid off or whose employment has otherwise ended, or whose hours have been reduced by more than 25% compared to the average hours worked by such Employee or former Employee during the six (6) months prior to the diminution of hours.  For each such Employee or former Employee encompassed within the second sentence of this Section 4.16, Schedule 4.16 includes the date of any layoff, ending of employment, or diminution of hours, and the reason(s) therefor.

Section 4.17   Labor Issues.  Except as set forth on Schedule 4.17, there is no strike, work stoppage, walkout, handbilling, bannering, picketing or, to the Knowledge of Sellers, work slowdown or other “concerted action” involving any Employee. Schedule 4.17 sets forth all union, labor organization or collective bargaining representative, whether or not certified by the NLRB or any other U.S. government agency, representing any Employees of the North American Companies and the applicable geographic locations associated therewith.  Except as set forth on Schedule 4.17, to the Knowledge of Sellers, no representation election petition has been filed by any Employee or is pending with the NLRB or other government agency, and no union organizing campaign involving or affecting any Employee has occurred, is in progress or is threatened.  No unfair labor practice charge (or litigation alleging such claim) has been filed or, to the Knowledge of Sellers, is threatened or is presently pending against a North American Company.  No administrative charge has been filed or, to the Knowledge of Sellers, is threatened or is pending alleging any violation of any Laws relating to labor or employment practices, including but not limited to charges of discrimination or complaints of alleged violations of wage and hour, plant closing, occupational safety and health, immigration, workers’ compensation, or employee leave laws.  No North American Company has taken any action that could constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or that could otherwise trigger any notice requirement or material Liability under any local or state plant closing notice Law with respect to the Business of the North American Companies, and no such actions are contemplated.  Except as set forth in Schedule 4.17, there is no Employment Agreement between (i) a North American Company and (ii) any Employee. Except as set forth in Schedule 4.17, the North American Companies, with respect to the Employees, have complied and are in compliance in all material respects with all Laws relating to labor and employment practices, including all Laws relating to terms and conditions of employment, wages, hours, minimum wages, overtime, employee leave, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration.

Section 4.18   Benefit Plans.

(a)    Schedule 4.18 contains a complete list of all Benefit Plans of the North American Companies and their ERISA Affiliates.

(b)     Except as set forth on Schedule 4.18:

          (i)   No North American Company maintains or has ever maintained, contributed to or has had an obligation to contribute to a Benefit Plan that is a defined benefit plan, as defined in Section 3(35) of ERISA, a plan subject to Title IV of ERISA or Section 412 of the Code, or a multiple employer plan as described in Section 210(a) of ERISA;

                  (ii)   No North American Company nor any of their ERISA Affiliates has ever contributed to, withdrawn in a partial or complete withdrawal from, or had an obligation to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of ERISA or has any fixed or contingent Liability under Section 4204 of ERISA with respect to any of their current or former employee, except for any withdrawal with respect to which there was no withdrawal liability or to the extent that withdrawal liability has been reflected on the Financial Statements;

          (iii)   Each Benefit Plan of the North American Companies has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Law, including ERISA and the Code;

            (iv)   The IRS has issued and not revoked a favorable determination and/or opinion letter (as applicable) with respect to each Benefit Plan, and each related trust agreement, annuity contract or other funding instrument, which is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) or 501(a), and each such Benefit Plan and related agreement, contract or instrument has been so qualified during the period from its adoption to the Closing Date and to Sellers’ Knowledge, no fact or circumstance exists that could adversely affect the qualified status of any such Benefit Plan;

            (v)   As of and including the Closing Date, the North American Companies shall have made all contributions and payments required to be made up to and including the Closing Date with respect to each Benefit Plan or shall have accrued such contribution and payments in the Financial Statements;

            (vi)   No North American Company or ERISA Affiliate thereof, nor any Benefit Plan, has any present or future obligation to make any payment to, or with respect to, any present or former employee nor any ERISA Affiliate pursuant to any retiree medical benefit plan or other retiree welfare plan except as required under Section 4980B of the Code;

            (vii)   There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than claims for benefits in the ordinary course), suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Benefit Plan that is pending, or, to the Knowledge of Sellers, threatened against a North American Company or any of their ERISA Affiliates or any Benefit Plan, and to the Knowledge of Sellers, there exist no facts or circumstances that could give rise to any such action, writ injunction, judgment, decree, claim, suit, litigation, proceeding, arbitral action, audit or investigation;

          (viii)   No North American Company nor any of their ERISA Affiliates have announced any plan made a legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plan, except as required by applicable Law;

          (ix)   Except as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger a termination of employment entitling any employee of any North American Company to any additional benefits or result in the acceleration or creation of any rights of any person to benefits under any Benefit Plan (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Benefit Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement);

          (x)   Neither the execution and delivery of this Agreement nor any other Transaction Documents nor the consummation of the transactions contemplated hereby will result in any Liability for the ITI Entities under or with respect to any Benefit Plan;

             (xi)   The North American Companies and the Benefit Plans have properly classified individuals providing services as independent contractors or employees based on applicable standards under applicable Law, including without limitation the Code and federal, state, local and foreign labor laws and regulations, as the case may be, for all purposes, including but not limited to payroll and employee benefits purposes;

             (xii)   No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for any North American Company;

             (xiii)   Each contract, agreement, plan or arrangement that covers any employee, former employee, independent contractor, former independent contractor, director or consultant of a North American Company or an ERISA Affiliate that constitutes a nonqualified deferred compensation plan, as defined in Section 409A of the Code, complies in all material respects in both form and operation with the requirements of such Section;

             (xiv)   There have been no Prohibited Transactions, as defined in ERISA section 406 and Code section 4975, with respect to any Benefit Plan of the North American Companies, and no fiduciary, as defined in ERISA section 3(21), has any liability for any material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Benefit Plan; and

             (xv)   No asset of any North American Company is subject to a lien under ERISA or the Code.

Section 4.19   Litigation.  Except as set forth on Schedule 4.19, there is no pending or, to Sellers’ Knowledge, threatened Proceeding, by any Governmental Authority or other Person against a North American Company which has resulted or if threatened would be reasonably expected to result, in (i) the institution of Proceedings to prohibit, enjoin or restrain the performance in any material respect by Sellers of this Agreement or any of the Transaction Documents to which any Seller is to be a party, or (ii) a Claim for damages, except for any matter involving a Claim for damages less than $100,000.

Section 4.20   Compliance With Laws.  Except as set forth on Schedule 4.20 and except with respect to Environmental Laws, which are covered in Section 4.22, the North American Companies (i) have during the five-year period prior to the date hereof been in material compliance with all Laws, (ii) have not received any notice of or been charged with the violation of any Laws which has not been resolved; and (iii) have not received notice that a North American Company is under investigation with respect to the violation of any Laws.

Section 4.21   Permits.

(a)    Schedule 4.21(a) sets forth a true, correct and complete list of all material Governmental Approvals (other than Environmental Permits, which are covered in Section 4.22), held by any North American Company and required for the operation of the Business of the North American Companies, including the Facilities, as conducted, owned, leased, held, utilized and operated on the date hereof (the “Business Governmental Approvals”).  To Sellers’ Knowledge, except for the Business Governmental Approvals set forth on Schedule 4.21(a), there are no Governmental Approvals that are necessary for the lawful operation of the Business of the North American Companies or the ownership or utilization or operation of the assets of the North American Companies, including the Facilities.  All of the Business Governmental Approvals have been issued to the North American Companies and are in full force and effect, and, to Sellers’ Knowledge, except as a result of the consummation of the transactions contemplated by this Agreement, there are no reasonable grounds to believe that any such Business Governmental Approval shall not be renewed upon expiration. The North American Companies have fulfilled and performed all of their respective material obligations with respect to the Business Governmental Approvals.  To Sellers’ Knowledge, no event has occurred that allows, or after notice or lapse of time could allow, revocation or termination of any Business Governmental Approval or results, or after notice or lapse of time could result, in any Material Adverse Effect with respect to the holder of any Business Governmental Approval.

(b)     Except as set forth in Schedule 4.21(b), (i) no Business Governmental Approval (other than Environmental Permits, which are covered in Section 4.22) has been revoked or suspended within the preceding five years, (ii) no North American Company has been involved in a Proceeding or, to the Knowledge of Sellers, investigation, whether formal or informal, to revoke, suspend, limit or restrict any Business Governmental Approval (other than Environmental Permits, which are covered in Section 4.22) within the preceding five years, (iii) no North American Company has been notified by any Governmental Authority or other Person that there is cause to revoke, suspend, limit or restrict any Business Governmental Approval (other than Environmental Permits, which are covered in Section 4.22) which has not been adequately addressed or cured and (iv) to Sellers’ Knowledge, no such revocation, suspension, limitation or restriction is threatened by any Governmental Authority.

(c)     Attached hereto as Schedule 4.21(c) is a list of all currently pending applications of the North American Companies for material Governmental Approvals (other than Environmental Permits, which are covered in Section 4.22) with respect to the Business or assets of the North American Companies, and the current status of all such applications, which list is true, correct and complete.

Section 4.22   Environmental Matters.

(a)     Except as set forth on Schedule 4.22:

          (i)    The North American Companies have complied in all material respects with all applicable Environmental Laws and contractual obligations (including lease provisions applicable to the Leased Real Property) concerning public health and safety, worker health and safety, Hazardous Substances and the Environment.

          (ii)   The North American Companies have obtained and are in compliance with all Environmental Permits necessary for the lawful operation of their Business and the Leased Real Property and all such Environmental Permits are listed in Schedule 4.22.

          (iii)   No investigation or proceeding is pending or, to the Knowledge of Sellers, threatened to modify, revoke or limit any Environmental Permit.  Where necessary to obtain timely renewal of any such Environmental Permit, the North American Companies have applied for renewal of such Environmental Permit.

             (iv)   The North American Companies have never been subject to any Environmental Claim, have not received any written or oral notice, report, or other information regarding any pending or threatened Environmental Claim, and to Sellers’ Knowledge there is no basis in law or in fact for any Environmental Claim.

          (v)   There are no Environmental Conditions at, on, under or emanating to or from the Leased Real Property, any formerly owned or operated property or any other property for which a North American Company could be liable or responsible under Environmental Laws, the leases, contract or otherwise.

          (vi)   The North American Companies have never treated, stored, manufactured, processed, distributed, disposed of, arranged for, caused or permitted the dumping, disposal or other release of any Hazardous Substances at the Leased Real Property, at any formerly owned, leased or operated property or at any other property that has or could give rise to any Environmental Claim or require Cleanup under Environmental Laws.

          (vii)   The North American Companies have not, either expressly or by operation of law, assumed or undertaken any Liability or responsibility of another Person, (whether or not affiliated with the North American Companies or their predecessors or Affiliates) for Cleanup, any Environmental Claim or other Liability or responsibility under Environmental Laws.

          (viii)   Neither this Agreement nor the consummation of the transaction contemplated by this Agreement will trigger or result in any responsibility or obligation for investigation, Cleanup or notification to or Consent of Governmental Authority or any other Person.

          (ix)   There are no underground or above ground tanks containing, or previously containing Hazardous Substances at any Leased Real Property and the North American Companies did not own or operate any such tanks at any property formerly owned, leased or occupied by a North American Company.

          (x)   There are no asbestos-containing materials, PCB-containing transformers, capacitors, hydraulic lifts or other equipment and no landfills, surface impoundments, or waste disposal areas, located at or on the Leased Real Property.

                  (xi)    There are no Pre-Closing Environmental Liabilities of the North American Companies that are not identified on Schedule 4.22.

          (xii)   There are no Liens filed or recorded against any Leased Real Property arising under any Environmental Law and neither Sellers or any Related Entity have received any notice that any such Lien is threatened to be recorded or filed against any Leased Real Property.

          (xiii)   To Sellers’ Knowledge, there are no recorded or unrecorded restrictions on activities or use of the Leased Real Property or the groundwater beneath the Leased Real Property and there are no recorded or unrecorded covenants or requirements that would obligate any North American Company to install or maintain engineered barriers (such as a concrete or asphalt cap over contaminated media) arising from any Environmental Condition or pursuant to Environmental Laws.

          (xiv)   Sellers have provided the ITI Entities with true and correct copies of all environmental assessments, audits, evaluations, studies, and tests in their possession or within their reasonable control relating to the Business of the North American Companies, the Leased Real Property, and any real property previously owned, leased, or operated by or on behalf of a North American Company.

(b)     No North American Company has been identified or listed as a potentially responsible party or a responsible party for Clean or Cleanup Costs under CERCLA or any other applicable Environmental Law, nor has a North American Company received any information request pursuant to any applicable Environmental Law from any Governmental Authority, and, to Sellers’ Knowledge, no portion of the Leased Real Property is listed or proposed for listing on the National Priorities List or any similar listing under any other Environmental Law.

(c)     No North American Company has received any written or oral communication from a Governmental Authority, Person or any citizens’ group, employee or otherwise within the past five years, alleging (i) that any North American Company or any Leased Real Property has violated or is in violation of any Environmental Law or is liable for any Cleanup of Hazardous Substances or (ii) that the Sellers have any Pre-Closing Environmental Liability.

(d)     The North American Companies have timely filed all material reports, obtained all material Consents and Permits and generated and maintained, and currently generates and maintains, all material Consents, Permits, data, documentation and records required under applicable Environmental Laws.

Section 4.23   Taxes.

(a)   Except as set forth on Schedule 4.23, the North American Companies have duly filed or caused to be filed, on or before the due date thereof (taking into account applicable extensions), with the appropriate taxing authority all Tax Returns that the North American Companies were required to file in respect of any North American Company.  All such Tax Returns (including any amendment thereto) were correct and complete in all respects, and there is no position taken on any Tax Return with respect to the North American Companies for which there is not substantial authority within the meaning of Code Section 6662.  All Taxes owed by a North American Company (whether or not shown on any Tax Return), and subsequent assessment with respect thereto, have been timely paid.  Except as set forth in Schedule 4.23, no North American Company is currently the beneficiary of any extension of time within which to file any non-Income Tax related Tax Return.  Each of the North American Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)     There are no Liens, attachments, or similar encumbrances on the North American Companies or their respective assets with respect to any Taxes, other than any Liens for Taxes not yet due and payable.  There are no pending or, to Sellers’ Knowledge, threatened audits, investigations, claims, proposals or assessments for or relating to any Taxes of the North American Companies.  There are no matters under discussion with any Governmental Authorities with respect to Taxes of any North American Company that could result in any additional amount of Taxes with respect such North American Company.

(c)     Sellers have made available to the ITI Entities correct and complete copies of all federal, state, local, and foreign Income Tax Returns filed with respect to the North American Companies or the Purchased Assets for taxable periods ended on or after December 31, 2006, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit.  None of the North American Companies have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  There are no requests for rulings or determinations, or applications requesting permission for a change in accounting practices, in respect of Taxes of the North American Companies, pending with any Governmental Authority.

(d)     Sellers have made available to the ITI Entities correct and complete copies of all federal Income Tax Returns and amendments thereto filed by the North American Companies since December 31, 2006 and all examination reports and statements of deficiencies received by or agreed to by any of them with respect to federal Income Tax Returns since December 31, 2006.

(e)   No North American Company has made any payments, are obligated to make any payments, or are a party to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under Code section 280G.  No North American Company is a party to any Tax allocation or sharing agreement, except any Tax allocation or sharing agreement that will be terminated on or prior to the Closing Date.  No North American Company (i) has been a member of an affiliated group filing a consolidated federal Income Tax Return or (ii) has any Liability for the Taxes of any Person under Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)   Except as set forth on Schedule 4.23, the North American Companies are not a party or subject to any joint venture, partnership, sharing of profits or other arrangement or contract that could be treated as a partnership for federal Income Tax purposes.  No North American Company has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable periods specified in Code section 897(c)(1)(A)(ii).  None of the assets of the any North American Company (i) are property required to be treated as being owned by another Person for federal Income Tax purposes, (ii) constitute “tax-exempt use property” within the meaning of Code section 168(h)(1); (iii) are tax-exempt bond financed property within the meaning of Code section 168(f); (iv) are subject to a section 467 rental agreement as defined in Code section 467.  No Seller is a foreign person within the meaning of Code section 1445.

(g)   No ITI Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign Income Tax Law); (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax Law) entered into on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date, in each case by the North American Companies.

(h)   Schedule 4.23 accurately sets forth a list of all states, counties, cities and other taxing jurisdictions (whether foreign or domestic) to which any Tax is properly payable by a North American Company (other than income Taxes or other Taxes for less than $1,000).  No claim has ever been made by a Governmental Authority in a jurisdiction where a North American Company does not file Tax Returns that any North American Company is or may be subject to taxation by that jurisdiction.

(i)   The unpaid Taxes of the North American Companies (i) did not, as of the end of the most recently completed fiscal year, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets of such entity included in the Financial Statements as of such date (including in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of such entities in filing their Tax Returns.

(j)   Schedule 4.23 properly identifies the proper tax status, as corporation or partnership for federal, state and foreign income tax purposes of Fyfe Co. and Specialized Fabrics and each such entity has been characterized as such since its formation.  Except as set forth in Schedule 4.23, each North American Company that is currently properly treated as a partnership for federal income tax purposes, has in place an effective Code section 754 election.   Each North American Company treated as a partnership for federal income tax purposes provides for an allocation of taxable income and loss in the event of any purchase of an interest in such Related Entity as contemplated by this Agreement using the closing of the books method.

(k)     No North American Company has engaged in a “listed transaction” as defined in Regulations section 1.6011-4(b)(2) or a “reportable transaction” within the meaning of Code section 6707A.

(l)   No North American Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or section 361.  There are no elections made by any North American Comapny in effect pursuant to Code section 338.

(m)    For purposes of this Section 4.23 and Section 7.3, any reference to Sellers or any North American Company shall include any predecessor thereto.

Section 4.24   Insurance.  Schedule 4.24 sets forth a true and correct list of the commercial general liability and product liability and all risk property policies (the “Business Insurance Policies”) held or maintained by or for the benefit of any North American Company.  The Business Insurance Policies are held or maintained as of the date hereof.  Schedule 4.24 sets forth, for each Business Insurance Policy, the type of policy, the name of the insurer, the amount of coverage, and the effective dates of the policy through which coverage shall continue by virtue of premiums already paid.  To the Knowledge of Sellers, there is no claim by any North American Company pending under any Business Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policies.  Each Business Insurance Policy is in full force and effect and constitutes the valid and binding obligation of, and is enforceable against, the parties thereto in accordance with its terms. All premiums with respect to the Business Insurance Policies covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received with respect to any such policies.

Section 4.25   Accounts Receivable.  The accounts receivable of the North American Companies reflected on the books and Records of the North American Companies (except to the extent of the allowance for doubtful accounts reflected on the Financial Statements): (a) are valid and existing; (b) represent monies due as a result of transactions in the Ordinary Course of Business, including but not limited, to amounts attributable to goods sold and delivered or services rendered; (c) are subject to no refunds or other valid adjustments or to any valid defenses or rights of set-off enforceable by third parties on or affecting any thereof; and (d) are fully collectible.

Section 4.26   Transactions with Affiliates.  Schedule 4.26 describes all intercompany services and other arrangements, if any, provided to or on behalf of the Business or any portion thereof by a North American Company or any Affiliate of any North American Company, including services or products provided to the Foreign Entities.  Except as disclosed on Schedule 4.26 and except with respect to the services and arrangements that are referenced in or will otherwise be addressed by this Agreement and the other Transaction Documents, the Business does not share any facilities or equipment with, or purchase assets or services from, or provide products or services to, any other businesses of any North American Company or any Affiliate of a North American Company.

Section 4.27   Records.  The copies of the Records of the North American Companies which have been made available to the ITI Entities are correct and complete copies.

Section 4.28   Broker’s Fee.  Neither the ITI Entities nor any of their respective Affiliates has or shall have any Liability or otherwise suffer or incur any loss as a result of, or in connection with, any brokerage or finder’s fee or other commission of any Person retained by Sellers or any of their Affiliates in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated thereby.

Section 4.29   Disclosure.  No representation or warranty by Sellers in this Agreement or in any Schedule or Exhibit to this Agreement, or in any statement, list, certificate, agreement or other document prepared by Sellers and furnished or to be furnished by Sellers in writing to the ITI Entities pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.  Without limiting the generality of the foregoing, the information set forth in the Schedules is accurate and complete in all material respects.

Section 4.30   No Other Representations or Warranties.  Except for the representations and warranties in ARTICLE III and this ARTICLE IV, neither Sellers, Fyfe Members, nor any other Person on behalf of Sellers or Fyfe Members or any of their respective Affiliates has made any express or implied representation or warranty either written or oral with respect to the North American Companies or the Business or with respect to any other information disclosed to the ITI Entities or their Affiliates or Representatives in connection with the transactions contemplated hereby.  Sellers and Fyfe Members disclaim any and all other representations and warranties, whether express or implied.

ARTICLE V
Representations and Warranties of the ITI Entities

On the Effective Date and as of the Closing Date, the ITI Entities represent and warrant to Fyfe Members and Sellers as follows:

Section 5.1   Organization of the ITI Entities.  Insituform is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  ITI Sub 1 is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  ITI Sub 2 and ITI Sub 3 are corporations, duly organized, validly existing and in good standing under the laws of the State of Delaware.  ITI Sub 4 is a corporation, duly organized, validly existing and in good standing under the laws of Canada.

Section 5.2   Authorization of Transaction.

(a)   The ITI Entities have full power and authority (including full corporate power and authority) to execute, deliver and perform their respective obligations under this Agreement and the other Transaction Documents.

(b)   The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by the ITI Entities. This Agreement has been duly executed by the ITI Entities.

(c)   This Agreement and each other Transaction Document to which the ITI Entities are or shall be a party, assuming the due authorization, execution and delivery by each other Party hereto and thereto, constitute  valid and legally binding obligations of the respective ITI Entities, as applicable, enforceable in accordance with their terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

(d)   Except as set forth on Schedule 5.2, the ITI Entities are not required by applicable Law to give any notice to, make any filing with, or obtain any Governmental Approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

Section 5.3   Non-contravention.  Neither the execution and the delivery of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law to which the ITI Entities are subject or any provision of their certificate of incorporation, certificate of organization, bylaws, operating agreement or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify, or cancel, or require any notice under any Contract to which the ITI Entities are a party or by which the ITI Entities are bound or to which any of their respective assets are subject, except those breaches, defaults, violations or conflicts that individually have not had, and would not reasonably be likely to have a material adverse effect on the ability of the ITI Entities to consummate timely the transactions contemplated hereby.

Section 5.4   Litigation.  There is no pending or, to the knowledge of the ITI Entities, threatened Proceeding, by any Governmental Authority or other Person which has resulted in (i) the institution of Proceedings to prohibit or restrain the performance by the ITI Entities of this Agreement or any other Transaction Document to which the ITI Entities are a party, or (ii) a Claim for damages as a result of this Agreement or any of the other Transaction Documents.

Section 5.5   Experience; Investment Intent.  ITI Sub 1 is acquiring the Equity Securities of Fyfe Co. with its own funds and for its own account and not with a view to, or for resale in connection with, any distribution of the Purchased Assets within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”).  The ITI Entities are experienced in evaluating companies such as Fyfe Co. and Fibrwarp Installations, and have such knowledge and experience in financial and business matters to enable the ITI Entities to evaluate the merits and risks of the prospective acquisition of such Equity Securities.  ITI Sub 1 is not obligated to transfer such Equity Securities to any other Person nor does ITI Sub 1 have any agreement or understanding to do so.  ITI Sub 1 understands that the Equity Securities have not been registered under the Securities Act or any state securities laws.  ITI Sub 1 understands that Sellers are relying in part on the representations and warranties in this Section 5.5 for purposes of claiming such exemptions and that the basis for such exemptions.

Section 5.6   Brokers’ Fees.  Neither Sellers, Fyfe Members, nor any of their respective Affiliates have or shall have any Liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder’s fee or other commission of any Person retained by the ITI Entities or any of their Affiliates in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated thereby.  For avoidance of doubt, Sellers and Fyfe Members shall have no Liability for payment of any commission or finder’s fee due or owing to CW Downer & Co. in connection with the transactions contemplated hereby. The ITI Entities shall indemnify and hold Sellers, Fyfe Members, and their respective officers, directors, managers, members, employees and agents harmless from any such payment alleged to be due by or through the ITI Entities as a result of the action of ITI Entities or their Affiliates or Representatives.

Section 5.7   No Other Representations or Warranties.  Except for the representations and warranties in this  Article V, neither the ITI Entities nor any other Person on behalf of the ITI Entities or any of their respective Affiliates has made any express or implied representation or warranty with respect to the ITI Entities or any of its Affiliates or with respect to any other information provided to the Sellers, Fyfe Members, their Affiliates or Representatives in connection with the transactions contemplated hereby.  The ITI Entities disclaim any and all other representations or warranties, whether express or implied.

ARTICLE VI
Pre-Closing Covenants; Certain Post-Closing Covenants

The Parties agree as follows with respect to the period between the date of execution of this Agreement and the Closing:

Section 6.1   General.  Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper, appropriate or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in ARTICLE VIII) or that are reasonably requested by the other Party to carry out the intent of the Parties hereunder and thereunder (including, Sellers permitting the ITI Entities to discuss and meet, and cooperating in such discussions and meetings (and the preparation therefor), with any of the customers and suppliers of the North American Companies as the ITI Entities so reasonably request).

Section 6.2   Notices, Assignments and Consents.  If a Contract included in the Purchased Assets is assignable to the ITI Entities without third-party Consent, at the Closing, Sellers shall assign (or cause the assignment of) such Contract to the ITI Entities pursuant to the Assignment Agreement.  If the assignment to the ITI Entities of any Contract included in the Purchased Assets requires third-party Consent, Sellers shall use commercially reasonable efforts to obtain any required third-party Consents.  The assignment at the Closing of any Contract that is not assignable without the Consent of a third-party shall be handled in accordance with Section 6.9.

Section 6.3   Operation of Business.

(a)    During the period beginning on the date of this Agreement and ending: (i) with respect to the North American Companies, on the earlier to occur of (A) the Closing and (B) the termination of this Agreement, and (ii) with respect to the Foreign Entities, on the earlier to occur of (A) the first anniversary of the Effective Date, and (B) the termination of this Agreement (the “Designated Period”), Sellers shall and shall cause each North American Company and, to the extent such Sellers’ control such activities, cause each Foreign Entity to:

           (i)   conduct the Business of the North American Companies and the Foreign Entities only in the Ordinary Course of Business; and

              (ii)   use its commercially reasonable efforts to preserve the present business operations, organization (including Employees) and goodwill of the North American Companies and the Foreign Entities and preserve the present relationships with Persons having business dealings with the North American Companies and the Foreign Entities (including customers and suppliers).

(b)   Without limiting the generality of the foregoing, during the Designated Period, except as otherwise provided in this Agreement or as the ITI Entities shall otherwise Consent, Sellers covenant and agree that, with respect to each North American Company and, to the extent such is in Sellers’ control, each Foreign Entity, such Person shall:

          (i)            preserve and maintain its corporate existence and exercise all reasonable efforts to preserve and maintain all of its rights, privileges and franchises necessary or desirable in the ordinary conduct of its business, including preserving the relationships with third parties to the Business;

          (ii) not acquire by merging or consolidating with or by purchasing a substantial portion of the Equity Securities or assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof or enter into any agreement providing for any merger, acquisition or similar transaction;

          (iii)            utilize its assets and conduct the Business as currently utilized and conducted in the Ordinary Course of Business (including with respect to all interactions with Governmental Authorities);

          (iv)            exercise all reasonable efforts to keep available to it the goodwill of its customers, suppliers and other Persons with whom business or other relationships exist (including Governmental Authorities) to the end that its goodwill, ongoing business or other relationships shall not be impaired at or prior to Closing;

          (v) exercise all reasonable efforts to maintain its existing relationships with its employees;

          (vi) continue to (1) make marketing, advertising, promotional and other similar expenditures and (2) collect accounts receivable and pay accounts payable and similar obligations, in each case relating to the Business and in the Ordinary Course of Business;

          (vii)   duly comply in all material respects with all applicable Laws and Governmental Approvals, including all Environmental Laws;

          (viii)   maintain its Records in the Ordinary Course of Business;

          (ix) maintain and repair its asset (including the making of scheduled capital expenditures) in the Ordinary Course of Business consistent with past practice;

          (x) maintain in effect insurance with respect to its asset in the Ordinary Course of Business and against risks, with carriers and in amounts (including deductibles) consistent with past practice;

          (xi) maintain Inventory and equipment related to the Business at levels consistent with past practice;

          (xii)   not grant any new Lien on any of its assets, other than Permitted Liens or any other Liens expressly authorized or permitted by this Agreement;

          (xiii)   not enter into any material Contract or any material amendment, modification or waiver of any existing material Contract outside the Ordinary Course of Business (except for technical amendments to substitute the name of the appropriate ITI Entity for the name of Sellers);

(xiv)   except in the Ordinary Course of Business, not waive or release any material right relating to its assets;

          (xv)   except in the Ordinary Course of Business or as required by applicable Law or this Agreement, not (A) grant any severance or termination pay to any employee, (B) enter into any employment agreement (or any amendment to any existing employment agreement) with any employee, (C) increase benefits payable under or, except as expressly required by this Agreement, conditions concerning eligibility to receive benefits under any existing Benefit Plans or employment agreements, (D) establish, amend or terminate any Benefit Plan or (E) increase compensation, bonus or other benefits payable to any employee;

          (xvi)   not take or fail to take any action that could reasonably be expected to constitute a material default or an event of default with respect to any Contracts of such  Person;

          (xvii)   not sell, assign or otherwise transfer, or agree to sell, assign or otherwise transfer, any of its assets or interests therein (except for sales of Inventory thereof in the Ordinary Course of Business);

          (xviii)   not make any change in any accounting principle or costing methodology with respect to its assets, except as may be appropriate to conform to changes in GAAP during such period;

          (xix)   not make any Tax election or settle or compromise (or agree to settle or compromise) any Liability for Taxes that would reasonably be expected to materially and adversely affect its assets after the Closing;

       (xx)   subject to Subsection (xxi) below, make in a timely fashion all planned capital expenditures with respect to the Facilities and otherwise;

          (xxi)   not commit to make or make any capital expenditure or other addition or improvement to property, buildings and equipment, in excess of $100,000;

          (xxii)   not grant a license with respect to any of its Intellectual Property and not enter into any agreement or arrangement that would limit or restrict the Business from engaging or competing in any line of business or in any geographic area;

          (xxiii)   except in the Ordinary Course of Business, not create any material Liability with respect to any of its assets or that would be an Assumed Liability;

          (xxiv)   not settle or commit to settle any Proceeding involving payment of more than $100,000;

          (xxv)   except as required by GAAP, not write off any accounts receivable without adequate consideration;

          (xxvi)   not collect a receivable or pay or fail to pay a payable outside the Ordinary Course of Business;

          (xxvii)   not enter into any Contract or commitment with any other North American Company or Foreign Entity or any of their Affiliates;

          (xxviii)   with respect to the North American Subsidiaries and the Foreign Entities, not sell, transfer, assign any Equity Securities of the North American Subsidiaries or the Foreign Entities, or allow such Persons to issue any Equity Securities to any Person;

          (xxix)   not form, organize or incorporate, or engage in discussions with any Person to form, organize or incorporate, any joint venture or other Person; and

          (xxx)   not agree, whether in writing or otherwise, to act or omit to act in violation of any of the foregoing.

For the avoidance of doubt, Sellers will have no responsibility for any violations or failure to comply with the covenants in this Section 6.3(b) which violations or failures result from any actions that are outside of the control of Sellers or that are done without the Knowledge of Sellers or the Consent of Sellers.

(c)   Sellers and Fyfe Members have the right, on or before the Closing, to make and receive, and nothing herein shall be construed to prevent or restrict Sellers or Fyfe Members from making or receiving, distributions or transfers of Cash of the North American Companies and Foreign Entities which are necessary in order for Sellers and Fyfe Members to pay applicable taxes.   All other distributions and transfers of Cash shall only be done with the consent of the ITI Entities, which consent will not be unreasonably withheld, conditioned or delayed.  Sellers have the right, on or before the Closing, to distribute or otherwise transfer notes payable and long term debt which will not be transferred to the ITI Entities at Closing.

Section 6.4   Antitrust Approvals.  The Parties have, prior to the date of this Agreement filed, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in this Agreement and the Transaction Documents.  The ITI Entities and Sellers shall promptly proceed to prepare and file with the Relevant Competition Authority such additional requests, reports or notifications as may be required or, in the opinion of the ITI Entities or Sellers, advisable, in connection with this Agreement.  With respect to each of the above filings, the Parties shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters including by permitting counsel for the other to review in advance, and consider in good faith the views of the other in connection with any such filings or any proposed written communication with any Relevant Competition Authority and by providing counsel for the other with copies of all filings and submissions made by such Party and all correspondence between such Party (and its advisors) with any Relevant Competition Authority and any other information supplied by such Party and such Party’s Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that (a) materials may be redacted before being so provided (i) to remove (A) references concerning the valuation of Sellers or any of the Related Entities, and (B) individual customer pricing information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns, (b) copies of documents filed by a Party pursuant to Item 4(c) of the Notification and Report Form filed with the FTC and the DOJ shall not be required to be provided to any other Party, and (c) no Party shall be required to supply the other (or its counsel) with copies (or in case of oral presentations, a summary) of any information, documents or materials to the extent that any Law requires such Party to restrict or prohibit access to any such properties or information.  The ITI Entities shall be solely responsible for payment all fees and expenses (other than Sellers’ and Fyfe Members’ legal, accounting, consulting and internal costs) of filings under the HSR Act and with any other Relevant Competition Authority; provided, however, if the Closing occurs, Sellers shall reimburse the ITI Entities for ½ of the filing fee (without regard to any of the legal, accounting, consulting or preparation fees and expenses incurred by the ITI Entities) paid by the ITI Entities to the Relevant Competition Authority, which reimbursement shall be made as an adjustment to the Purchase Price.

In the event an administration action or suit is threatened or instituted challenging the transactions contemplated by this Agreement as violative of the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended or any other federal, state or foreign law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of foreign ownership, monopolization or restraint of trade (collectively, “Antitrust Laws”), the Parties shall use their reasonable efforts to resolve such administrative action or suit.  The Parties agree to cooperate in good faith and jointly determine the strategy and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated by this Section 6.4.  Notwithstanding the foregoing, no Party shall be required take any action with respect to satisfying any Antitrust Laws which would bind such Party irrespective of whether the Closing occurs.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall require, or be construed to require, a Party to take or to refrain from taking any action, to agree to any disposition or restriction with respect to any assets or operations of such Party or any of its Affiliates, or to cause any of its Affiliates to do or agree to do any of the foregoing.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a Party’s right to terminate the Agreement pursuant to Section 10.1(c) or Section 10.1(d) so long as such Party has until such date complied in all material respects with its obligations under this Section 6.4.  Each of the ITI Entities and Sellers agree to request early expiration or termination of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to such transactions contemplated hereby.

Section 6.5   Access to Information; Environmental Diligence.

(a)   Subject to the Confidentiality Agreement and to the extent permitted by applicable Law, for the Designated Period, Sellers shall and shall cause the North American Companies and, to the extent in the Sellers’ control, the Foreign Entities, and the respective officers, Employees, accountants, auditors and agents of the North American Companies and Foreign Entities to, (i) from time to time, upon the reasonable notice of the ITI Entities, afford the officers, employees and authorized agents and representatives of the ITI Entities reasonable access, during normal business hours, to (A) the offices, Facilities, properties and the financial, accounting and other books and Records of such Persons regarding the Business, the Purchased Assets and the Assumed Liabilities or the transactions contemplated by the Transaction Documents and (B) the appropriate personnel of such Persons and their respective accountants, auditors and agents and (ii) promptly furnish to the officers, employees and authorized agents and representatives of the ITI Entities such additional financial and operating data and other information as the ITI Entities may from time to time reasonably request.  Subject to applicable Law, the officers, employees or authorized agents or representatives of the ITI Entities shall be permitted to make extracts and copies from the financial, accounting and other books and Records of the North American Entities and Foreign Entities in connection with conducting such due diligence.

(b)   During the Designated Period, the ITI Entities and their respective employees, agents and independent contractors shall have the right to enter the Leased Real Property during normal business hours and upon reasonable prior notice to Sellers to inspect the same, to perform additional due diligence and to perform (or have any applicable Governmental Authority perform) such inspections as the ITI Entities shall determine in their sole discretion with respect to any Leased Real Property or Environmental Permit, including, without limitation, Phase I environmental assessments, and to the extent suggested by any Phase I environmental assessment, a Phase II environmental assessment.

Section 6.6   Exclusivity.  During the Designated Period:

(a)   Sellers and Fyfe Members shall not, and shall not permit any of their directors, officers, Employees, representatives or agents (collectively, the “Representatives”) to, and shall use their best efforts not to permit their Affiliates to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Purchased Assets or sale of the Equity Securities of the North American Companies or the Foreign Entities other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the Purchased Assets or Equity Securities of the North American Companies or the Foreign Entities in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)   Sellers and Fyfe Members shall (and shall cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the ITI Entities) conducted heretofore with respect to any Acquisition Transaction.  Sellers agree not to release any third party from the confidentiality and standstill provisions of any agreement to which any Seller is a party.

Section 6.7   Notification; Disclosed Matters; Indemnification.  Sellers shall give prompt written notice to the ITI Entities of the occurrence, or failure to occur, of any event of which Sellers’ have Knowledge that has caused or would be reasonably likely to cause any representation or warranty of Sellers or Fyfe Members contained in ARTICLE III or ARTICLE IV to be untrue or inaccurate as of the Effective Date or any time from the Effective Date to the Closing determined as if such representation or warranty were made at such time or on the Closing Date.  The disclosures in such written notice shall be deemed to automatically supplement any Schedule specifically referenced in such notice and any other Schedule to which the disclosure in such notice is readily apparent; provided, that such disclosures must include reasonably detailed information with respect to such disclosure.  The disclosures in any such written notice shall not qualify or cure any breach of or inaccuracy in any representation or warranty in this Agreement made by Sellers or Fyfe Members on or as of the Effective Date hereof for purposes of any rights or remedies of the ITI Entities prior to Closing or for purposes of determining whether the condition set forth in Section 8.1(a) has been satisfied; however, if the Closing occurs, the disclosures in any such written notice shall qualify and cure any breach or inaccuracy in any representation or warranty in this Agreement (or certificate furnished to the ITI Entities hereunder) for purposes of ARTICLE IX.  Sellers and Fyfe Members shall not be liable under ARTICLE IX for any breach or inaccuracy in any representation or warranty in this Agreement if the ITI Entities have Knowledge of a fact, circumstance or condition and have Knowledge that such fact, circumstance or condition renders the representation or warranty materially untrue or inaccurate.

Section 6.8   Transferred Employees; Employee Agreements; 401(k) Plan.

(a)   Prior to Closing, Sellers shall permit the ITI Entities to interview those Employees of the North American Companies as the ITI Entities may desire to interview for a position of employment with the ITI Entities as of and following the Closing.  It is understood that the ITI Entities shall not be obligated to extend offers of employment to any Employees.  All employment interviews and other evaluations (e.g., medical examinations, drug testing and other processes normally conducted by the ITI Entities in the employment of new employees) shall be at the sole expense of the ITI Entities.  Sellers will reasonably cooperate with such processes to the extent permitted under applicable Law.  The ITI Entities shall give reasonable notice to Sellers of their intentions to conduct such interviews or evaluations and the ITI Entities shall endeavor to conduct such interviews and evaluations so as to not unreasonably interfere with the North American Companies operations of their Business prior to the Closing.

(b)   Prior to the Closing, the ITI Entities will prepare a list of Employees of the North American Companies which the ITI Entities desire to hire for employment with the ITI Entities as of and following the Closing.  On or prior to the Closing Date, (a) the ITI Entities will make offers of employment on an “at will” basis to, and will hire as of the Closing Date, all of such Employees who accept the ITI Entities’ offer of employment (subject to the ITI Entities’ learning of information that, in their sole discretion, makes such employment unsuitable), and (b) the Sellers will cause the North American Subsidiaries to terminate those Employees which the ITI Entities determine will not continue employment after Closing.  Employees of Sellers who accept such offers of employment from the ITI Entities shall become employees of the applicable ITI Entity as of the Closing Date (and together with the remaining employees of the North American Subsidiaries, the “Transferred Employees”).  Nothing herein shall require the ITI Entities to employ any Transferred Employee for any length of time unless otherwise provided in a written employment agreement.

(c)   Except as expressly set forth in subsection (h) or (i), the ITI Entities are not assuming any Benefit Plans in which any Employee participates or any assets or liabilities thereunder.  Effective as of the date an Employee becomes a Transferred Employee, such Transferred Employee shall cease to be covered by Sellers’ Benefit Plans, except to the extent a Transferred Employee elects continuation coverage in accordance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or of any similar state law.  Sellers shall retain responsibility for all medical benefit claims with respect to any Employee prior to the date such Employee becomes a Transferred Employee.  For purposes of this subsection, a claim shall be deemed to have been incurred on the date the medical service giving rise to the claim is performed.  As soon as administratively practicable following the date an Employee becomes a Transferred Employee, the ITI Entities shall provide medical and dental coverage, life and accident insurance, and disability or similar coverage under the ITI Entities’ current plans (collectively, “ITI Welfare Plans”), subject to the terms of such ITI Welfare Plans.  Transferred Employees shall be given credit for years of service with the North American Companies for purposes of participating in ITI’s Benefit Plans.

(d)   Sellers shall provide to the ITI Entities access to employee records of the North American Companies and, to the extent within the control of Sellers, the Foreign Entities, as needed for the ITI Entities to comply with this Section 6.8.  Sellers and the ITI Entities shall cooperate with each other and shall provide to the ITI Entities such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.8.  As soon as practicable following the Closing, Sellers will furnish to the ITI Entities all employment records and employee data relating to Transferred Employees, except to the extent the disclosure of such information is prohibited by applicable Law or would result in any Liability to or Claims against the Sellers or Fyfe Members.

(e)   Nothing herein shall be deemed to grant to any Employee or union third-party beneficiary rights or claims of any kind or nature.

(f)   If requested by the ITI Entities in writing, Sellers shall consent to the designation of the ITI Entities or one or their Affiliates as successor employer for payroll tax and income tax withholding purposes.

(g)   Sellers will use reasonable commercial efforts to cooperate with the ITI Entities in the negotiation and execution of New Employment Agreements with Ed Fyfe, Heath Carr and such other Employees of the North American Companies identified by the ITI Entities (each a “Key Employee” and collectively, the “Key Employees”).  Sellers shall use best efforts to cause a New Employment Agreement for each Key Employee will be signed and delivered at Closing.

(h)   Prior to Closing, Sellers shall amend the Fibrwrap Construction, Inc. 401(k) Savings Plan to transfer sponsorship of such plan to Fyfe Co., to limit participation in such plan to eligible employees of FCLP, and, as of the last day of the payroll period immediately preceding the Closing Date, freeze participation by each North American Company and all ERISA Affiliates.

(i)   Prior to Closing, Sellers shall amend the Fyfe Co., LLC 401(k) Savings Plan to limit participation in such plan to eligible employees of Fyfe Co. and, as of the last day of the payroll period immediately preceding the Closing Date, freeze participation by each North American Company and all ERISA Affiliates.

(j)   From and after the Closing, the ITI Entities will initiate and complete the procedures set forth on Schedule 6.8 (the “Procedures”) to correct defects in the Fibrwrap Construction, Inc. 401(k) Savings Plan and the Fyfe Co., LLC 401(k) Savings Plan (the “Deficiencies”).  Sellers and the Fyfe Members agree to indemnify, defend and hold harmless the ITI Entities and their Affiliates after the Closing for any penalties, fines or costs (including attorney fees of outside counsel, but not including internal costs within the ITI Entities such as overhead costs) relating to the Deficiencies and to any correction necessary or appropriate to maintain and assure the qualified status of such plans, including, but not limited to, correcting discrimination testing failures, plan document failures, and any other qualification defects reasonably identified by the ITI Entities.

(k)   The ITI Entities shall be responsible for any employment Liabilities resulting from any ITI Entity terminating the employment of any Transferred Employee after the Closing Date.

(l)   At the Closing, the Parties shall reduce the Purchase Price by an amount which will be paid by the ITI Entities to Employees of the North American Companies after Closing as transactional bonuses (plus any applicable employment taxes), with the amount and the timing of such payments to be as directed by Sellers.

Section 6.9   Nontransferability of Assets.

(a)   To the extent that any Purchased Asset is not capable of being sold, assigned, transferred, delivered, granted or conveyed or any Assumed Liability is not capable of being assumed, all as contemplated herein (each, an “Asset/Liability Transfer”), without the Consent of any Person (other than Sellers, the ITI Entities or an Affiliate of Sellers or the ITI Entities), including any Governmental Authority, if the ITI Entities are unable to acquire the requisite Governmental Approvals to receive any Purchased Asset, or if such Asset/Liability Transfer or attempted Asset/Liability Transfer would be invalid, would destroy or would eliminate any Purchased Asset or would constitute a breach of any Assigned Contract or a violation of any Law, (i) this Agreement shall not constitute a sale, assignment, transfer, delivery, grant, conveyance or assumption thereof, or an attempted sale, assignment, transfer, delivery, grant, conveyance or assumption thereof, in the absence of such Consent, and (ii) Sellers shall, to the extent practicable, take all reasonable, lawful and appropriate steps to provide the ITI Entities (or their Affiliates) the respective benefits and burdens of any such sale, assignment, transfer, delivery, conveyance, grant or assumption of the Purchased Assets or the Assumed Liabilities in accordance with the terms hereof and the other applicable Transaction Documents.  Each Party shall use reasonable efforts to obtain any such Consent.

(b)   Each Party undertakes to cooperate in good faith to ensure that it does such acts and things as may be reasonably necessary to complete the transactions contemplated hereby in accordance with the terms hereof, including securing as promptly as practicable all Consents required to assign any Assigned Contracts, and each Party, on behalf of itself and its applicable Affiliates, shall execute such Consents or other documents as may be necessary. At all times after the date hereof, the Parties shall do such acts and things as may be reasonably required for the purpose of giving to the ITI Entities in accordance with the terms hereof and the other applicable Transaction Documents the benefit and burden of the Purchased Assets and the Assumed Liabilities, including using reasonable efforts in order to obtain the Consent of any necessary third party to such documents and do such acts and things as may be reasonably required for such purpose. Each Party shall be responsible for all costs incurred by it in connection with or otherwise relating to obtaining a Consent for any Asset/Liability Transfer.

(c)   In the event that as of Closing, a Consent is unable to be obtained, the ITI Entities are unable to acquire the requisite Governmental Approvals to receive any Purchased Assets, or an Asset/Liability Transfer would be invalid, would destroy or eliminate a Purchased Asset or would constitute a breach of an Assigned Contract or a violation of any Law, Sellers shall continue to be bound by and perform the applicable Assigned Contract or Assumed Liability after Closing and, unless prohibited by Law or the terms thereof, the ITI Entities shall,  pay and discharge, to the extent the ITI Entities receive the benefits of such Contract, the obligations of the North American Companies thereunder as if such Assigned Contract or Assumed Liability had been transferred or assumed in accordance with the terms hereof and to the extent such obligations would have constituted an Assumed Liability if such Assigned Contract or Assumed Liability had been transferred to or assumed by the ITI Entities at the Closing. Sellers shall, as consideration for the performance of such services, promptly pay and remit to the ITI Entities all money, rights and other consideration received by Sellers in respect of such performance by the ITI Entities. If and when after Closing, any such Consent shall be obtained or such Assigned Contract or Assumed Liability shall otherwise become saleable, assignable, transferable, deliverable, grantable, conveyable or assumable, as applicable, such Asset/Liability Transfer shall become effective automatically as of the Closing Date in accordance with ARTICLE II or other applicable Transaction Documents without further action on the part of Sellers, the ITI Entities or any of their respective Affiliates, and without payment of further consideration.

     (d)         In furtherance of this Section 6.9, the parties agree to enter into a Transitional Services Agreement in the form attached hereto as Exhibit A (the “Transitional Services Agreement”).

Section 6.10   Fibrwrap NC and Fibrwrap SE.

(a)   Promptly following the Closing Date, Fyfe Group as the owner of Equity Securities of Fibrwrap NC and Fibrwrap SE shall take all actions to dissolve and wind up the Business of Fibrwrap NC and Fibrwrap SE except that Fibrwrap NC and Fibrwrap SE shall continue to be bound by and perform in the Ordinary Course of Business all Contracts for the provision of products and services to customers of their Business (the “SE and NC Contracts”) for the benefit of the ITI Entities.  As part of the dissolution process and to make provision for their current outstanding obligations under the SE and NC Contracts, Fyfe Group shall cause Fibrwrap NC and Fibrwrap SE, to the extent practicable, to take all reasonable, lawful and appropriate steps to provide the ITI Entities (or their Affiliates) the respective benefits and burdens of any such Contracts and such services shall be performed pursuant to the Transitional Services Agreement.  The ITI Entities shall, pay and discharge, to the extent the ITI Entities receive the benefits of the SE and NC Contracts, the obligations of the North American Companies thereunder as if such SE and NC Contracts had been transferred or assumed in accordance with the terms hereof.  Fibrwrap SE and Fibrwrap NC shall, as consideration for the performance of such services, promptly pay and remit to the ITI Entities all money, rights and other consideration received by Fibrwrap SE and Fibrwrap NC in respect of such performance by the ITI Entities.

(b)   Promptly following the completion of the SE and NC Contracts, if so elected by the ITI Entities, Fyfe Group shall cause Fibrwrap NC and Fibrwrap SE to transfer and assign to ITI Sub 2 for consideration reasonably agreed upon by the Parties, the Personal Property, Records and goodwill of the Business and such additional Contracts of Fibrwrap NC and Fibrwrap SE as shall be mutually agreed upon by the Parties (including, without limitation, existing real property lease agreements).  Sellers and the Fyfe Members agree to indemnify, defend and hold harmless the ITI Entities and their Affiliates after the Closing for any Claims associated with the liquidation and dissolution of the Business of Fibrwrap NC and Fibrwrap SE.

(c)   Promptly following the completion of the SE and NC Contracts, Fibrwrap NC and Fibrwrap SE shall complete the liquidation and dissolution process and cease using the name “Fibrwrap.”

Section 6.11   Post Closing Name Changes.  Promptly following the Closing Date, Sellers shall take all actions required to change the name of all North American Companies (other than Fyfe Co. and Specialized Fabrics) to remove all references to “Fyfe” and “Fibrwrap;” provided, however, any Seller providing services pursuant to Section 6.9 or under the Transition Services Agreement shall be authorized to continue use of such names solely during the term of the Transition Services Agreement for the purpose of providing such services.

Section 6.12   Duties With Respect to Withdrawal Liability; Release of Escrow.

(a)   Promptly following the Closing Date, but in no event later than thirty days after the Closing Date, Sellers shall notify the trustees of the applicable multi-employer pension funds (the “Trustees”) that, as a result of the transactions contemplated by this Agreement, Sellers no longer have any obligation to contribute to such funds and Sellers request information on the amount of any withdrawal liabilities owed by the North American Companies (“Seller Withdrawal Liability”).  Upon receipt by Sellers of correspondence notifying Sellers of the amount of any Seller Withdrawal Liability, Sellers shall promptly pay any undisputed amount of the Seller Withdrawal Liability.  Sellers shall promptly provide the ITI Entities with copies of all such correspondence.

(b)   Upon the date which is 18 months after the Closing Date, the following amounts shall be released from the Escrow Fund and paid to the Sellers: (i) the amount of the Escrowed Purchase Price, less (ii) any claims made or pending against the Escrowed Purchase Price pursuant to ARTICLE IX, less (iii) the amount, if any, of any Seller Withdrawal Liability which is disputed by Sellers and/or which has not been paid, or, if Sellers have not then received notice from the Trustees of the amount of the Seller Withdrawal Liability, an amount equal to a reasonable estimate of the Seller Withdrawal Liability not to exceed $5,000,000 (the “Estimated Liability”).  After the date of this initial release of funds from the Escrow Fund, when Sellers receive notice of the amount of the Seller Withdrawal Liability or resolves any dispute over the amount with a Trustee, amounts retained as the Estimated Liability shall be paid to the applicable Trustee and all other amounts (less any claims made or pending described in (ii) or any other disputed amount of the Seller Withdrawal Liability) shall be paid out of the Escrowed Purchase Price to Sellers.  Upon the date which is 30 months after the Closing Date, if Sellers still have not received notice of the amount of the Seller Withdrawal Liability, the amount of the Estimated Liability shall be paid to Sellers (less any claims made or pending described in (ii)).  Prior to the date that is 18 months after the Closing Date, no amounts will be released from the Escrow Fund to pay any Seller Withdrawal Liability, which amounts shall be paid by Sellers directly.

Section 6.13   Bulk Sales Waiver.  The ITI Entities shall waive compliance with any bulk sales Laws applicable to the Purchased Assets and Assumed Liabilities.

ARTICLE VII
Additional Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing:

Section 7.1   General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the othter Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE IX below and except as otherwise provided herein).

Section 7.2   Noncompetition; Nonsolicitation; Confidentiality.

(a)   Except to the extent permitted by the Transitional Services Agreement, each of the Sellers, Fyfe Members and Ed Fyfe agrees that, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), neither it nor any of its Affiliates, Fibrwrap NC or Fibrwrap SE shall, directly or indirectly, (i) in any manner engage in the Business anywhere in the United States, Canada and, as of the Acquisition Date of any Foreign Entity, any other country where such Acquired Foreign Entity does business on the Acquisition Date (the “Territory”) or (ii) participate as a stockholder, member, partner, agent or representative or other independent contractor of, or have any direct or indirect financial interest in, any enterprise that is engaged, or, to the knowledge of such Seller or Fyfe Member, plans to engage, in the Business anywhere in the Territory.  For the avoidance of doubt, as of the Closing Date, the Territory shall only include the United States and Canada, and on the Acquisition Date of any Acquired Foreign Entity, the Territory shall be expanded to include the country where such Acquired Foreign Entity does business.  Nothing contained in this Section 7.2(a) shall prohibit any Party from owning any securities of any Person (other than a natural Person) whose securities are traded on a recognized securities exchange, so long as such ownership interest does not exceed five percent (5%) of the Equity Securities of such Person.  For purposes of this Section 7.2, the term “Affiliates” shall not include any partners of any Bison Party or any Affiliates of such partners.

(b)   Sellers and Fyfe Members agree that, during the Restricted Period, neither they nor any of their Affiliates, Fibrwrap SE or Fibrwrap NC shall:  (i) cause, solicit, induce or encourage any employees to leave employment with an ITI Entity, provided, however, this prohibition shall not apply to any employee who responds to a public solicitation not targeted directly at such employee, an ITI Entity or their Affiliates or the Business; (ii) cause, induce or encourage any material customer or supplier to terminate or modify any relationship with an ITI Entity; or (iii) make or otherwise publish statements that disparage the ITI Entities or any of their Affiliates.

(c)   From and after the date hereof, Sellers and Fyfe Members and their Affiliates, and their respective officers and directors shall not directly or indirectly, and Fyfe Group shall cause Fibrwrap NC and Fibrwrap SE not to directly or indirectly, (i) disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, attorneys, accountants and advisors of the Sellers or Fyfe Members, or (ii) use or otherwise exploit for its own benefit or for the benefit of anyone other than the ITI Entities, any Confidential Information (as defined below) except as required to allow the Foreign Entities to operate their Business after the Closing in the Ordinary Course of Business.  Sellers, Fyfe Members, their Affiliates and their respective officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, Sellers and Fyfe Members shall, to the extent reasonably possible, provide the ITI Entities with prompt notice of such requirement prior to making any disclosure so that the ITI Entities may seek an appropriate protective order.  For purposes of this Section 7.2(c), “Confidential Information” means any information with respect to the Business, the Purchased Assets, the North American Companies and the Foreign Entities, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, Know-How, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement; (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder after the date of this Agreement; (iii) information or techniques that are independently developed by any Seller, Fyfe Member or any of their Affiliates or Representatives without the use or application of Confidential Information; (iv) information that is or becomes available to any Seller or Fyfe Member or any of their Affiliates from a third party who is under no confidential or fiduciary obligation to the ITI Entities or any Affiliate of the ITI Entities with respect to such information; and  (vi) information in connection with submitting proof or evidence in any Proceeding to enforce any Seller’s or Fyfe Member’s rights and remedies under this Agreement or any of the Transaction Documents.

(d)   The Parties acknowledge and agree that the time, scope, and other provisions of this Section 7.2 have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances.  The Parties further agree that if, at any time, despite the express agreement of the Parties, a court of competent jurisdiction holds that any portion of this Section 7.2 is unenforceable because any of the restrictions therein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions which are held unenforceable.

Section 7.3    Taxes; Prorations.

(a)   Tax Returns and Audits.  Sellers shall cause to be timely paid, before the same shall become delinquent and before penalties accrue thereon, all Taxes (i) shown (or required to be shown) to be due on any Tax Return (or amendment thereto) filed (or required to be filed) by the North American Companies with respect to taxable periods ending on or before the Closing Date or portions of all taxable periods beginning prior to the Closing Date and ending after the Closing Date for that portion of such taxable period up to and including the Closing Date whether such Tax Returns are required to be filed on, before or after the Closing Date and (ii) that become due from, or payable by, the North American Companies with respect to such periods.  All such Tax Returns shall be filed or caused to be filed by the North American Companies and shall be prepared using accounting methods that were used in preparing the relevant Tax Returns for prior taxable periods.

(b)   Tax Convention.  Whenever it is necessary for purposes of the Closing, any indemnification required under this Section 7.3 or any other provision of this Agreement to determine any liability for Taxes attributable to a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the determination as to the portion of such Taxes payable for the period ending on the Closing Date, other than any ad valorem or property Taxes, shall be made by treating the Closing Date as the end of a short taxable year of Sellers based on an interim closing of the books.  In making this computation, exemptions, allowances, or deductions calculated on an annual basis, such as the deduction for depreciation, shall be apportioned as provided in the Code.  All personal property Taxes which are past due upon any Purchased Assets or the assets of any North American Company prior to the Closing Date shall be paid by Sellers (or if any Seller has objected to such Taxes, such Seller shall assume responsibility for such Taxes), together with any penalty or interest thereon.  Current personal property Taxes attributable to the Purchased Assets or the assets of Fyfe Co. or Specialized Fabrics, for any Straddle Period shall be prorated and adjusted between Sellers and the ITI Entities as of the Closing Date on a per diem basis based on the number of days in the portion of such Straddle Period ending on the Closing Date (“Pre-Closing Period”) and the number of days of such taxable period beginning on the day after the Closing Date (“Post-Closing Period”).  Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Period, and the ITI Entities shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period.  If current Tax bills are unavailable at the Closing Date, the prior year’s Tax bills shall be used for proration purposes and when the current year’s Tax bills are received, the proration shall be recalculated and the appropriate payment shall be made forthwith.

(c)   Post-Closing Audits and Other Proceedings.  From and after the Closing Date, the Sellers and the ITI Entities shall give prompt notice to each other of any proposed adjustment by any taxing authority to Taxes of the North American Companies for any Pre-Closing Periods and any Straddle Period.  Sellers, at their expense, shall have the right to assume control of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax adjustment with respect to any Pre-Closing Period; provided, that Sellers shall not settle any such Tax Liability without the prior written consent of the ITI Entities (which consent shall not be unreasonably withheld),  The ITI Entities, at their expense, shall control all proceedings taken in connection with any Tax Liability relating to Taxes of the Business of the North American Companies or the Purchased Assets for any Straddle Period taxable period (or portion thereof) beginning after the Closing Date; provided that if there is a tax Proceeding in which there is a possibility that the Sellers may become liable under this Section 7.3 or ARTICLE IX, the ITI Entities shall not settle any such Tax Liability without the prior written consent of Sellers, which consent shall not be unreasonably withheld.  If there is a settlement or other disposition of the Tax proceeding and the Taxes owed on account of any Taxes in respect of any Pre-Closing Period or that portion of any Straddle Period ending on the Closing Date exceed the Taxes shown on any such Tax Return for such Tax period, the ITI Entities shall be entitled to receive from the Sellers, at least ten (10) days in advance of any payment of any such additional Taxes that they, Fyfe Co. or Specialized Fabrics or any Affiliate thereof pays to any Governmental Authority in connection with the settlement or other disposition of such proceeding, the portion of any such additional Taxes attributable to such Taxes.

(d)   Cooperation and Assistance.  From time to time after the Closing, each Party shall permit reasonable access, and shall cause their respective accountants and other representatives to permit reasonable access to each other, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Tax Return relating to the North American Companies or the examination by any taxing authority or other administrative or judicial proceeding relating to any Tax Return relating to the North American Companies.  The North American Companies shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns relating to the North American Companies for all taxable periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Tax Returns.

(e)   Certain Tax Matters.  Prior to Closing, Sellers shall not make or permit to be made in respect of the North American Companies any change in any election, annual accounting period, adoption of any accounting method, filing of any amended Tax Return, entering into of any closing agreement, settlement of any Tax claim or assessment, surrender of any claim to a refund of Taxes, or take or permit any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, change, amendment, agreement, settlement, surrender, Consent or other action or omission would have the effect of increasing the present or future Tax Liability or decreasing any present or future Tax benefit relating to the ITI Entities or the Purchased Assets, as the case may be.

(f)   Amended Returns.  Following the Closing, Sellers shall not amend, cause to be amended, or permit to be amended, any Tax Return relating to any North American Company which could affect the amount of any Taxes for which the ITI Entities or the North American Companies could be liable subsequent to the Closing, without the prior approval of the ITI Entities, which approval shall not be unreasonably withheld.

(g)   Transfer Taxes.  The ITI Entities, on the one hand, and Sellers, on the other hand, shall each bear one half the cost of all stamp, transfer, documentary, sales, use, registration and other such Taxes and fees, including any Taxes and fees related to the transfer of the Purchased Assets to the ITI Entities (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby.

(h)   Termination of Tax Allocation Agreements.     Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into between Sellers, the Related Entities and any other Person shall be terminated as of the Closing Date and after the Closing Date neither the ITI Entities or their respective Affiliates shall be bound thereby or have any Liability thereunder.

(i)   Sellers and the ITI entities agree to jointly elect not to have Canadian GST/HST apply to the sale of the assets of Fibrwrap Construction Canada, and in furtherance of such agreement, the applicable Seller of such assets and ITI Sub 4 agree to sign a Form GST-44 at Closing, which shall be filed immediately after Closing by the ITI entities.

(j)   Miscellaneous. To the extent applicable in respect of any of Sellers’ Employees, the ITI Entities and Sellers agree to use the alternate procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting.

(k)   Conflict.  In the event of any conflict between the provisions of this Section 7.3 and the provisions of ARTICLE IX, the provisions of this Section 7.3 shall control.

Section 7.4   Further Assurances.  Sellers and the ITI Entities agree that after the Closing Date they will hold in trust and will promptly transfer and deliver to the proper recipient thereto, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), correspondence, documents or other property that they may receive on or after the Closing that properly belongs to the other party, including without limitation, any insurance proceeds, and will account to the other for all such receipts.  Each Party shall deliver on the Closing Date and thereafter all other documents, assignments, instruments and certificates as the other Parties shall reasonably request to affect the transactions contemplated by this Agreement.

Section 7.5   Environmental Matters.  Prior to and following the Closing, the Parties agree to cooperate and take all actions reasonably necessary to effectuate the transfer of Permits issued pursuant to Environmental Laws or, if the transfer of such Permits is not allowed under Environmental Laws, the Parties agree to cooperate and take all actions reasonably necessary to obtain new Permits required pursuant to Environmental Laws.

ARTICLE VIII
Conditions to Obligation to Close; Financing and Diligence

Section 8.1   Conditions to the ITI Entities’ Obligation.  The ITI Entities’ obligations to consummate the transactions to be performed by any of them in connection with the Closing are subject to satisfaction of each of the following conditions:

(a)   The representations and warranties set forth in ARTICLE III and ARTICLE IV shall be true and correct at and as of the Closing Date, as if made on and as of such date;

(b)   Fyfe Members and Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material,” “Material Adverse Change” or “Material Adverse Effect,” in which case Fyfe Members and Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

(c)     There shall not be any injunction, judgment, Order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d)   Fyfe Members and Sellers shall have delivered to the ITI Entities certificates duly executed by authorized representatives to the effect that each of the conditions specified in Section 8.1(a) and Section 8.1(b) are satisfied in all respects;

(e)   Sellers shall have delivered to the ITI Entities a Bill of Sale and Assignment and assignments evidencing assignment of Intellectual Property in forms reasonably acceptable to Sellers and the ITI Entities (the “Assignment Agreements”) and other appropriate transfer instruments with respect to the Purchased Assets, each duly executed by Sellers and evidencing the transfer of the Purchased Assets and the Assumed Liabilities to the ITI Entities;

(f)   Fyfe Members and Sellers shall have delivered to the ITI Entities the other Transaction Documents, duly executed by Fyfe Members, the Key Employees and Sellers, as the case may be;

(g)   Fyfe Members and Sellers shall have executed and delivered to the ITI Entities certificates as to:  (i) resolutions (or other corporate instruments as applicable) embodying all limited liability company, corporate and partnership actions taken by and on behalf of such Person to authorize the execution, delivery and performance of the Transaction Documents by such Person; and (ii) the incumbency of each officer signing this Agreement or any agreement, document or instrument executed in connection with this Agreement or the transactions contemplated by this Agreement on behalf of such Person;

(h)   The Consent of each Relevant Competition Authority shall have been obtained;

(i)   The Consent of each Person to Fyfe Members’ or Sellers’ completion of the transactions contemplated by this Agreement to the extent required in order for Fyfe Members and Sellers to consummate the transactions contemplated by this Agreement shall have been obtained;

(j)   The ITI Entities shall have obtained financing to consummate the transactions contemplated by this Agreement from lending institutions and upon terms acceptable to the ITI Entities;

(k)   The landlords of the Leased Real Property will have approved the transactions contemplated by this Agreement to the extent such consent is required by such Leases;

(l)   Sellers shall have paid, or directed the ITI Entities to make such payment at the Closing directly from the Purchase Price, all Liabilities for borrowed money (including Liabilities pursuant to capital leases), that are not otherwise included in the calculation of Target Working Capital or Closing Working Capital pursuant to Section 2.6;

(m)    To the extent the same may be issued by the applicable state agencies prior to Closing, Sellers shall provide the ITI Entities with a clearance certificate or similar document(s) dated as of a date within 10 days of the Closing Date certifying that the North American Companies do not owe taxes to their states of formation or incorporation, as the case may be;

(n)   There shall not have occurred any event which, or any combination of events which collectively, would or, with the passage of time, would reasonably be expected to have a Material Adverse Effect;

(o)   the Leases identified on Schedule 8.1(o) shall have been amended upon terms reasonably acceptable to the ITI Entities and, (ii) those Contracts listed on Schedule 8.1(o) shall have been terminated or modified as further set forth on the Schedule 8.1(o); and

(p)   Sellers shall use best efforts to obtain and deliver to the ITI Entities an updated Schedule 4.4(a) setting forth, for each Foreign Entity, each Person who is a shareholder, member or other holder of any Equity Securities and the Equity Securities or percentage interest held by such Person.

The ITI Entities may waive any condition specified in this Section 8.1 if they execute a writing so stating at or prior to the Closing.

Section 8.2   Conditions to Sellers’ Obligation.  Sellers’ obligations to consummate the transactions to be performed by any of them in connection with the Closing are subject to satisfaction of each of the following conditions:

(a)   The representations and warranties set forth in ARTICLE V shall be true and correct at and as of the Closing Date, as if made on and as of such date;

(b)   The ITI Entities shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material,” in which case the ITI Entities shall have performed and complied with all of such covenants in all respects through the Closing;

(c)   There shall not be any injunction, judgment, Order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d)   The ITI Entities shall have delivered to Sellers certificates duly executed by authorized representatives to the effect that each of the conditions specified in Section 8.2(a) and Section 8.2(b) are satisfied in all respects;

(e)   The ITI Entities shall have delivered to Sellers the Assignment Agreement, evidencing the acceptance of the Purchased Assets and the assumption of the Assumed Liabilities by the ITI Entities;

(f)   The ITI Entities shall have delivered to Sellers the Transaction Documents, duly executed by the applicable ITI Entity;

(g)   The ITI Entities shall have delivered the Purchase Price to Sellers and the Escrowed Purchase Price to the Escrow Agent;

(h)   The ITI Entities shall have executed and delivered to Sellers certificates as to:  (i) resolutions embodying all corporate or limited liability company actions taken by and on behalf of the ITI Entities to authorize the execution, delivery and performance of this Agreement; and (ii) the incumbency of each officer signing this Agreement or any agreement, document or instrument executed in connection with this Agreement or the transactions contemplated by this Agreement on behalf of the ITI Entities; and

(i)   The Consent of each Relevant Competition Authority shall have been obtained.

Sellers may waive any condition specified in this Section 8.2 if they execute a writing so stating at or prior to the Closing.

ARTICLE IX
Remedies for Breaches of this Agreement

Section 9.1   Survival of Representations, Warranties and Covenants.

(a)   The representations and warranties of the Parties made or provided for in this Agreement shall survive the Closing for a period of 18 months; provided, however, that

          (i)            the representations and warranties in Section 3.1(a), (b) and (c), Section 3.2(b), Section 4.1(a), Section 4.2(a), (b) and (c), Section 4.3(b), the 4.4(a) Rep, Section 5.1, Section 5.2 and Section 5.3 shall survive the Closing indefinitely;

          (ii)           the representations and warranties in Section 4.6(a), Section 4.9(g) and Section 4.22 shall survive the Closing (A) with respect to the Bison Parties, until the date which is the earlier to occur of (1) dissolution of the Bison Parties, or (2) five years, and (B) with respect to all Parties other than the Bison Parties, five years; and

       (iii)            the representations and warranties in Section 4.18 and Section 4.23 shall survive the Closing (A) with respect to the Bison Parties, until the date which is the earlier to occur of (1) dissolution of the Bison Parties, or (2) expiration of the applicable statute of limitations plus six months, and (B) with respect to all Parties other than the Bison Parties, expiration of the applicable statute of limitations plus six months.

(b)           The covenants contained in this Agreement shall survive until fully discharged or until they expire in accordance with their stated terms.

(c)            Claims for indemnification pursuant to Sections 9.2(a)(iii) - (viii) or pursuant to Section 9.3(iii) and (iv) or pursuant to Section 5.6, Section 6.8(j) and Section 6.10(b) shall survive the Closing (i) with respect to the Bison Parties, until the date which is the earlier to occur of (A) dissolution of the Bison Parties, or (B) seven years, and (ii) with respect to all Parties other than the Bison Parties, for seven years.

(d)           No Claim for indemnification for breaches of any representation, warranty or covenant or other provision may be asserted after the expiration of the applicable survival period set forth in this Section 9.1.  So long as the Indemnified Party asserts a Claim for indemnification under and in accordance with this ARTICLE IX for a breach by another Party of any of its representations, warranties or covenants contained in this Agreement prior to the expiration of the applicable survival period set forth in this Section 9.1, such Indemnified Party shall be deemed to have preserved its rights to indemnification under this ARTICLE IX regardless of when such Claim is ultimately liquidated or resolved.

(e)           The provisions of this ARTICLE IX set forth the Parties’ sole and exclusive remedy after the Closing for any breach of this Agreement; provided that a Party shall be entitled to pursue any injunctive or other equitable relief to which a Party is entitled without restriction, including, without limitation the remedies set forth in Section 11.14.

Section 9.2   Indemnification by Fyfe Members and Sellers.

(a)           Subject to the provisions of this ARTICLE IX, Sellers and Fyfe Members agree to indemnify, defend and hold harmless the ITI Entities, their respective Affiliates and their officers, directors, representatives, agents and employees (the “ITI Indemnified Parties”) from and after the Closing, against any and all Claims to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty of Fyfe Members or Sellers set forth in this Agreement, (ii) any failure to perform or comply with any of the covenants, conditions or agreements of Fyfe Members or Sellers set forth in this Agreement or, (iii) the conduct of the Business by the North American Companies and ownership of the Purchased Assets prior to Closing, (iv) the Excluded Liabilities and Excluded Assets, (v) any Liability in connection with any compensation or benefit obligation or other Liability relating to events or circumstances arising on or prior to the Closing Date, including under the WARN Act or other local or state plant closing Law, in connection with any Employee of Sellers or any other employee, former employee or independent contractor of Sellers, (vi) except as expressly set forth in Section 6.8(h) and Section 6.8(i), any liability with respect to any Benefit Plan of a North American Company, including without limitation, any withdrawal liability; (vii) any violation or breach by the North American Companies prior to the Closing Date of a Law or Contract governing the terms and conditions of employment, or qualifications or status of any employee or any order or judgment of any Governmental Authority with respect thereto including, without limitation Laws or Contract provisions in respect of employment practices, employee documentation, terms and conditions of employment and wages and hours, equal employment opportunity, nondiscrimination, immigration, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety, and health and plant closings, and (viii) that certain Proceeding called Laborers’ Pension Fund, et al. v. R.D. Installations, Inc., et al., Case No. 1:11-cv-1889 (N.D. Ill.).

(b)           The liability of the Sellers for Claims for indemnification under any provision of this Agreement shall be on a joint and several basis.  The liability of the Fyfe Members for claims for indemnification under this Agreement shall be on a several and not joint basis and, as among the Fyfe Members, a Fyfe Member shall be liable only for its proportionate share of such Claims pro rata based on its percentage ownership of Fyfe Group as of the Closing Date.  Notwithstanding the foregoing sentences of this subsection, with respect to any representation, warranty or covenant which is made by a Fyfe Member with respect to itself (in the case of a representation or warranty) or which is to be performed personally by a Fyfe Member or which is within such Fyfe Member’s control (with respect to a covenant), such Fyfe Member shall be solely responsible for all Claims for indemnification which arise as a result of its breach of such representation, warranty or covenant.  By way of example and not for purposes of limitation, if a particular Fyfe Member breaches the representation contained in Section 3.1(a) with respect to itself or breaches the covenant contained in Section 7.2, such Fyfe Member shall be solely responsible for all Claims for indemnification in connection with such breach and the other Fyfe Members and Sellers shall have no liability for such breach.

Section 9.3   Indemnification by the ITI Entities.  Subject to the provisions of this ARTICLE IX, the ITI Entities jointly and severally agree to indemnify, defend and hold harmless Sellers, Fyfe Members and their respective Affiliates and their officers, directors, representatives, agents and employees (the “Fyfe Indemnified Parties”) from and after the Closing, against any and all Claims to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty of the ITI Entities set forth in this Agreement, (ii) any failure to perform or comply with any of the covenants, conditions or agreements of the ITI Entities set forth in this Agreement, (iii) the Assumed Liabilities, and (iv) the conduct of the Business and ownership of the Purchased Assets and the Assumed Liabilities from and after the Closing, provided, that the ITI Entities shall not be obligated to indemnify the Fyfe Indemnified Parties to the extent that Claims under (iv) occur as a result of the ITI Entities operating the Business in the manner conducted prior to Closing in reasonable reliance on any representation or warranty of Sellers or the Fyfe Members in Article IV.

Section 9.4  Certain Limitations on Indemnification.  Notwithstanding anything to the contrary contained anywhere in this Agreement:

(a)   Basket.

          (i)   Sellers and Fyfe Members shall have no obligation to indemnify the ITI Indemnified Parties pursuant to Section 9.2 until the ITI Indemnified Parties have a Claim or Claims in the aggregate (combined for all Sellers and Fyfe Members) in excess of Five Hundred Thousand Dollars ($500,000) (the “Basket”), at which point the Fyfe Members’ and Sellers’ obligation to indemnify shall apply to the amount of all such Claims, including the full amount of the Basket.  Notwithstanding the foregoing, the limitation of the Basket shall not apply to (A) Claims for indemnification pursuant to Section 9.2(a)(ii) where the breach is by a Fyfe Member of a covenant which is to be performed personally by such Fyfe Member or which is within the control of such Fyfe Member, and (B) Claims for indemnification involving actual fraud or intentional misconduct on the part of a Seller or Fyfe Member; and (C) Claims for indemnification pursuant to Section 4.25, Section 6.8(j) and Section 6.10(b); and

          (ii)   The ITI Entities shall have no obligation to indemnify the Fyfe Indemnified Parties pursuant to Section 9.3 until the Fyfe Indemnified Parties have a Claim or Claims in excess of the amount of the Basket, at which point the ITI Entities’ obligation to indemnify shall apply to the amount of all such Claims, including the full amount of the Basket.  Notwithstanding the foregoing, the limitation of the Basket shall not apply to (A) Claims for indemnification pursuant to Section 9.3(ii), and (B) Claims for indemnification involving actual fraud or intentional misconduct on the part of the ITI Entities.

(b)   Cap.

          (i)   Sellers’ and Fyfe Members’ obligation to indemnify the ITI Indemnified Parties pursuant to Section 9.2 shall be limited as follows:

    (A)    with respect to Claims for indemnification for a breach of the representations and warranties in Section 3.1(a), (b) and (c), Section 3.2(b), Section 4.1(a), Sections 4.2(a), (b) and (c), Section 4.3(b) and the 4.4(a) Rep, such Claims shall not be subject to any maximum Liability limitation;

    (B)    with respect to Claims for (1) a breach of any of the representations and warranties in Section 4.6(a), Section 4.9(g), Section 4.18, Section 4.22, Section 4.23 and Section 4.25, and (2) Claims for indemnification pursuant to Section 9.2(a)(ii) - (viii), Section 9.3(iii) and (iv), Section 5.6, Section 6.8(j), and Section 6.10(b), such Claims shall be limited, in the aggregate with all other such Claims (1) with respect to the Bison Parties, $10,000,000 in the aggregate, and (2) with respect to all Sellers and Fyfe Members other than the Bison Parties, $30,000,000 in the aggregate;

          (C)    with respect to Claims for a breach of all representations and warranties other than those set forth in subsection (B) above, such Claims shall be limited to $15,000,000 in the aggregate with all other such Claims;

            (D)    notwithstanding subsection (B) above, with respect to a Fyfe Members’ liability for Claims for indemnification pursuant to Section 9.2(a)(ii) where the breach is by a Fyfe Member of a covenant which is to be performed personally by such Fyfe Member or which is within the control of such Fyfe Member,  such Claims shall not be subject to any maximum Liability limitation; and

    (E)    with respect to Claims involving actual fraud or intentional misconduct on the part of a Seller or Fyfe Member, such Seller’s or Fyfe Member’s liability such Claims shall not be subject to any maximum Liability limitation.

    (F)    For the avoidance of doubt, Claims for indemnification addressed in subsections (A) - (D) shall be aggregated in meeting the applicable thresholds in subsections (B) and (C).

          (ii)   The ITI Entities obligation to indemnify the Fyfe Indemnified Parties pursuant to Section 9.3 shall be limited, in the aggregate, to Fifteen Million Dollars ($15,000,000); provided, that the limitations set forth in this Section 9.4 shall not apply (A) with respect to Claims for indemnification for a breach of the representations and warranties in Section 5.2 and Section 5.3, (B) Claims involving actual fraud or intentional misconduct on the part of an ITI Entity, and (C) Claims pursuant to Section 9.3(ii).

(c)   De Minimis Threshold.

          (i)   Sellers and Fyfe Members shall not be required to indemnify the ITI Indemnified Parties pursuant to Section 9.2 with respect to any individual matter or group of substantially related matters unless the Claims based on, attributable to or arising from such matter or group of substantially related matters equals or exceeds $10,000 (the “De Minimis Threshold”). Notwithstanding the foregoing, the limitation of the De Minimis Threshold shall not apply to Claims for indemnification pursuant to Section 6.8(j) and Section 6.10(b).

          (ii)   The ITI Entities shall not be required to indemnify the Fyfe Indemnified Parties pursuant to Section 9.3 with respect to any individual matter or group of substantially related matters unless the Claims based on, attributable to or arising from such matter or group of substantially related matters equals or exceeds the De Minimis Threshold.

(d)   Section 4.25 Claims.  The ITI Entities shall not compromise an accounts receivable transferred by Sellers pursuant to this Agreement without Sellers’ prior consent.  In connection with any Claim for indemnification, to the extent that the ITI Entities are indemnified for such Claim with respect to any uncollected receivable, the ITI Entities shall assign or reconvey the uncollected receivable to Sellers.

(e)   For purposes of this ARTICLE IX, all references with respect to a Party’s obligation to indemnify shall be interpreted to include obligations under Sections 9.2 and 9.3 to defend and hold harmless.

(f)   NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL HAVE ANY LIABILITY TO ANY OTHER PARTY FOR SUCH OTHER PARTY’S LOST PROFITS, LOST OPPORTUNITY, LOSS OF BUSINESS REPUTATION OR DIMINUTION IN VALUE, INTERRUPTION OF BUSINESS, SPECULATIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES.  THE RESTRICTION SET FORTH IN THE FOREGOING SENTENCE DOES NOT APPLY, HOWEVER, TO A THIRD PARTY CLAIM FOR LOST PROFITS, LOST OPPORTUNITY, LOSS OF BUSINESS REPUTATION OR DIMINUTION IN VALUE, INTERRUPTION OF BUSINESS, SPECULATIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES.

Section 9.5   Indemnification Procedures.

(a)   If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a Claim for indemnification against any other Party (the “Indemnifying Party”) then the Indemnified Party shall promptly (and in any event within 15 Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.  The failure to notify the Indemnifying Party promptly of a Third Party Claim shall not relieve the Indemnifying Party from its indemnification obligation hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b)   Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not waive any defense, cause of action or counterclaim or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, delayed or withheld.  In the event that the Indemnifying Party assumes the defense as provided in this Section 9.5, the Indemnified Party shall have the right to participate in such defense (including with counsel of its choice), at its own expense, and the Parties shall reasonably cooperate with one another in connection with such defense and participation.  In the event that the Indemnified Party shall in good faith determine that the Indemnifying Party may have a conflict of interest as a result of defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnified Party and the Indemnifying Party or its counsel may control the outcome on the defense or counterclaim, the Indemnified Party shall have the right to:  (i) Independent counsel at the sole cost of the Indemnifying Party, subject to the limitations on Claims for indemnification set forth in Section 9.4; or (ii) with the consent the Indemnifying Party, shall take over and assume control over the defense, settlement, negotiations or litigation relating to any such Third Party Claim.  In the event the Indemnified Party does so take over and assume control, the Indemnified Party shall not consent to the entry of any judgment or enter into a settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party.  In all cases, the consent shall not be unreasonably withheld, conditioned or delayed.

(c)   Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 9.5(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, on behalf of and for the risk of the Indemnifying Party and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, subject to the limitations on Claims for indemnification set forth in Section 9.4.

(d)   In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)   The Party assuming the defense under this Section 9.5 shall keep the appropriate Parties reasonably informed regarding the progress and status thereof.

(f)   In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement, provided, however, that failure of the Indemnified Party to give the Indemnity Notice will not relieve the Indemnifying Party from Liability hereunder unless and solely to the extent that the Indemnifying Party did not otherwise learn of such Claim and such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and will not in any event relieve the Indemnifying Party from any obligations to the Indemnified Party other than the indemnification obligation provided herein.

Section 9.6   Escrow Fund.  All liabilities of Fyfe Members and Sellers under this ARTICLE IX shall first be paid or reimbursed out of the Escrow Fund by release of the Escrowed Purchase Price to the ITI Entities.  After exhaustion of the Escrow Fund or upon the release of the Escrow Fund in accordance with the terms of the Escrow Agreement, any claim for indemnification by the ITI Indemnified Parties shall be satisfied by Fyfe Members and Sellers on a joint and several basis.

ARTICLE X
Termination

Section 10.1   Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)   The ITI Entities, Fyfe Members and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)   The ITI Entities or Sellers may terminate this Agreement if any Governmental Authority shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted;

(c)   The ITI Entities may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) if Sellers or the Fyfe Members have breached any representation, warranty or covenant contained in this Agreement, such breach would result in a condition set forth in Section 8.1(a) or Section 8.1(b) not being met, the ITI Entities have notified Sellers of the breach in writing, and the breach has continued without cure for a period of 30 days after written notice of breach or is incapable of being cured, or (ii) if the Closing shall not have occurred on or before September 30,, 2011 (the “Outside Closing Date”), by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from the ITI Entities’ materially breaching any representation, warranty or covenant contained in this Agreement); and

(d)   Sellers may terminate this Agreement by giving written notice to the ITI Entities at any time prior to the Closing (i) if the ITI Entities have breached any representation, warranty or covenant contained in this Agreement, such breach would result in the Closing condition set forth in Section 8.2(a), Section 8.2(b) not being met, Sellers have notified the ITI Entities of the breach in writing, and the breach has continued without cure for a period of 30 days after written notice of breach or is incapable of being cured, or (ii) if the Closing shall not have occurred on or before September 30, 2011, by reason of the failure of any condition precedent under Section 8.2 or Section 8.1(j) hereof (unless the failure results primarily from any Seller or any Fyfe Member materially breaching any representation, warranty or covenant contained in this Agreement).

Section 10.2   Termination Fee; Effect of Termination.

(a)   The ITI Entities shall pay to Sellers a termination fee in the amount of $2,000,000 (the “Financing Termination Fee”) in the event that this Agreement is terminated by Sellers pursuant to Section 10.1(d) and the reason that the Closing shall not have occurred on or before the Outside Closing Date is the failure of the condition set forth in Section 8.1(j).  All payments under this Section 10.2(a) shall be made by wire transfer of immediately available funds to an account designated by Sellers.  Notwithstanding anything to the contrary in this Agreement, if the Closing fails to occur as a result of the failure of the condition set forth in Section 8.1(j), then the Sellers’ and the Fyfe Members’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the ITI Entities for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Financing Termination Fee in accordance with this Section 10.2(a); and upon payment of the Financing Termination Fee, no Person shall have any rights or claims against the ITI Entities under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, including, without limitation, any right to specific performance pursuant to Section 11.14.

(b)   The ITI Entities shall pay to Sellers a fee in the amount of $100,000 in the event that the Closing has not occurred by August 31, 2011 and the reason that the Closing shall not have occurred on or before such date is the failure of the condition set forth in Section 8.1(j).

(c)   Except as set forth in this Section 10.2, if any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of a Party then in breach).  Notwithstanding any other term of this Agreement, the Confidentiality Agreement and the provisions of this Section 10.2 and ARTICLE XI shall survive any termination of this Agreement in accordance with their terms.

(d)   THE PARTIES REALIZE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE AMOUNT OF DAMAGES THAT WOULD BE SUFFERED BY SELLERS AND FYFE MEMBERS IN THE EVENT OF THE ITI ENTITIES FAILURE TO OBTAIN FINANCING SUFFICIENT TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES THE SELLERS AND FYFE MEMBERS WOULD SUFFER IN THE EVENT OF SUCH DEFAULT, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE AMOUNT OF THE FYFE TERMINATION FEE.   THE AMOUNT OF THE FINANCING TERMINATION FEE HAS BEEN DETERMINED BY THE PARTIES TO BE A REASONABLE SUM AS LIQUIDATED DAMAGES.

ARTICLE XI
Miscellaneous

Section 11.1   Press Releases and Public Announcements.  Prior to the Closing, except as required by applicable Law, including the U.S. federal securities laws, or listing agreement with any securities exchange, no Party shall, nor shall any Party permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

Section 11.2   Expenses.  Except as otherwise set forth herein or in the other Transaction Documents, whether or not the transactions contemplated by this Agreement and the other Transaction Documents shall be consummated, all fees, costs and expenses incurred by or on behalf of a Party or its Affiliate in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be borne by such Party (including all fees of counsel, actuaries, accountants and other consultants and advisors).

Section 11.3   No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third-party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.4   Entire Agreement.  This Agreement (including the Confidentiality Agreement and the other Transaction Documents) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 11.5   Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other Parties; provided, however, that the ITI Entities may assign any of its rights or obligations under this Agreement to any of its Affiliates upon written notice to Sellers, but such assignment shall not constitute a release of the ITI Entities, which shall remain responsible for performing any assigned obligation in the event the assignee fails to perform such obligation.  Any purported assignment or delegation in violation of this Section 11.5 shall be null and void.

Section 11.6   Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail PDF or other electronic signature shall be effective as delivery of an originally executed counterpart to this Agreement.

Section 11.7   Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.8   Notices.  Any notice, request, demand or other communication required or permitted under this Agreement (each a “notice” for purposes of this Section) shall be in writing and shall be deemed to have been duly given to and received by a Person (i) on the day such notice is personally delivered to such Person, (ii) on the first Business Day after the day on which the notice is deposited with an internationally recognized overnight courier service (delivery charges prepaid), or (iii) when received at the applicable facsimile number set forth below when sent by facsimile (with confirmation of transmission), provided that in each case, the notice is addressed to the intended recipient as set forth below:

If to Fyfe Members
or Sellers:	Fyfe Group, LLC 8380 Miralani Drive
San Diego, CA 92126
Attention: Heath Carr
Fax: (858) 642-0694 Ext. 12

With a copy to:	Gibbs, Giden, Locher, Turner & Senet LLP
1880 Century Park East, 12th Floor
Los Angeles, CA 90067
Attention: William D. Locher, Esq.
Fax: (310) 552-0805

If to the ITI Entities:	Insituform Technologies, Inc.
17988 Edison Avenue
Chesterfield, Missouri 63005
Attention: General Counsel
Fax: (636) 530-8700

With a copy to:	Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attention: Robert LaRose, Esq.
Fax: (314) 552-7068

Any Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 11.9   Governing Law; Venue.  This Agreement shall be governed by and construed and interpreted in accordance with the substantive Laws of the State of Delaware, without giving effect to any choice of law or conflicts of law provision that would cause the application of the laws of a jurisdiction other than Delaware; provided that the transfer of real estate and other assets shall be governed by the Law that mandatorily applies thereto.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts of Delaware (and any court to which an appeal may be taken therefrom) for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof or any of the transactions contemplated hereby brought by any Party.  Each Party irrevocably agrees that all Claims in respect of such action or proceeding may be heard and determined in such federal court and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each Party consents to the service of process in any suit, action or proceeding by the mailing, by certified mail, return receipt requested, of copies thereof to such Party at any time at its address to which notices are to be given pursuant to Section 11.8.  Each Party agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of the other Parties.  Final judgment against any Party in any such suit, action or proceeding shall be conclusive, and may be enforced in any other jurisdiction (i) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of Liability of the party therein described or (ii) in any other manner provided by or pursuant to the Laws of such other jurisdiction.

Section 11.10   Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties, and appropriately notarized to the extent required by applicable law.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.11   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.12   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state or local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

Section 11.13   Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.14   Specific Performance.  Each Party acknowledges and agrees that the other Parties would be irreparably injured if any of the provisions of this Agreement are not performed in accordance with their specific terms and that money damages may not or would not be an adequate remedy in such event.  Therefore, the non-breaching Party will be entitled to specific performance of this Agreement and injunctive or other equitable relief to prevent breaches of this Agreement and to specifically enforce the provisions hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE ITI ENTITIES	SELLERS:

INSITUFORM TECHNOLOGIES, INC.	FYFE GROUP, LLC

By: /s/ David F. Morris	By: /s/ Heath Carr
Name: David F. Morris	Name: Heath Carr
Title: SVP, G.C. and CAO	Title: CEO

INFRASTRUCTURE GROUP HOLDINGS, LLC	R.D. INSTALLATIONS, INC.

By: /s/ David F. Morris	By: /s/ Rolande Dalati Fyfe
Name: David F. Morris	Name: Rolande Dalati Fyfe
Title: SVP and CAO	Title: President

FIBRWRAP CONSTRUCTION SERVICES, INC.	FIBRWRAP CONSTRUCTION, INC.

By: /s/ David F. Morris	By: /s/ Edward R. Fyfe /s/ Heath Carr
Name: David F. Morris	Name: Edward R. Fyfe Heath Carr
Title: SVP and CAO	Title: Secretary President

FIBRWRAP CONSTRUCTION SERVICES USA, INC.
By: /s/ David F. Morris	/s/ Edward F. Fyfe
Name: David F. Morris	Edward R. Fyfe, individually
Title: SVP and CAO

FIBRWRAP CONSTRUCTION, L.P.
By: /s/ Heath Carr
Name: Heath Carr
Title: CEO

0916268 B.C. LTD.	FYFE HOLDINGS, LLC
By: /s/ David F. Morris	By: /s/ Edward R. Fyfe
Name: David F. Morris	Name: Edward R. Fyfe
Title: SVP and CAO	Title: Managing Member

FYFE MEMBERS:

FIBRWRAP CONSTRUCTION, INC.	FIBRWRAP CONSTRUCTION CANADA LIMITED
By: /s/ Edward R. Fyfe	By: /s/ Edward R. Fyfe
Name: Edward R. Fyfe	Name: Edward R. Fyfe
Title: Secretary	Title: President

FYFE-CARR CORPORATION
By: /s/ Heath Carr	/s/ Edward R. Fyfe
Name: Heath Carr Title: Member /s/ R. Fyfe	Edward R. Fyfe, as Trustee of the Edward R. Fyfe and Rolande Dalati Fyfe Family Trust a/k/a the Fyfe Family Trust and the Fyfe Irrevocable Grantor’s Trust U.D.T. Dated December 18, 2008
Rob Fyfe - Member	/s/ Rolande Dalati Fyfe
BISON CAPITAL EQUITY PARTNERS II-A, L.P.	Rolande Dalati Fyfe, as Trustee of the Edward R. Fyfe and Rolande Dalati Fyfe Family Trust a/k/a the Fyfe Family Trust
By: /s/ Douglas B. Tressler	/s/ R. Fyfe
Name: Douglas B. Tressler Title: Managing Member	Robert Fyfe, as Trustee of the Robert J. Fyfe 2008 Irrevocable Trust

BISON CAPITAL EQUITY PARTNERS II-B, L.P.
By: /s/ Douglas B. Tressler	/s/ Heath Carr
Name: Douglas B. Tressler Title: Managing Member	Heath Carr, individually and as Trustee of the Heath Carr 2008 Irrevocable trust